Filed Pursuant to Rule 424(b)(5)
Registration No. 333-258499

Prospectus Supplement

(To Prospectus dated February 9, 2022)

Aptiv PLC	Aptiv Corporation

$700,000,000 2.396% Senior Notes due 2025

$800,000,000 3.250% Senior Notes due 2032

$1,000,000,000 4.150% Senior Notes due 2052

Aptiv PLC, a public limited company incorporated under the laws of Jersey, and Aptiv Corporation, a Delaware corporation and an indirect subsidiary of Aptiv PLC (the “Co-Obligor” and, together with Aptiv PLC, the “Issuers”), are offering $700,000,000 of 2.396% Senior Notes due 2025 (the “2025 Notes”), $800,000,000 of 3.250% Senior Notes due 2032 (the “2032 Notes”) and $1,000,000,000 of 4.150% Senior Notes due 2052 (the “2052 Notes” and, together with the 2025 Notes and the 2032 Notes, the “Notes”). The 2025 Notes will mature on February 18, 2025. The 2032 Notes will mature on March 1, 2032. The 2052 Notes will mature on May 1, 2052. The Issuers will pay interest on the 2025 Notes semi-annually in arrears on February 18 and August 18, commencing on August 18, 2022. The Issuers will pay interest on the 2032 Notes semi-annually in arrears on March 1 and September 1, commencing on September 1, 2022. The Issuers will pay interest on the 2052 Notes semi-annually in arrears on May 1 and November 1, commencing on May 1, 2022. Interest on the Notes will accrue from February 18, 2022.

The Issuers may, at their option, redeem all or part of the Notes of any series at any time at the redemption prices described herein. In addition, the Issuers may, at their option, redeem all, but not a part, of the Notes of any series at any time in the event of certain developments affecting taxation as described herein. If the Issuers experience a change of control triggering event (as described herein), the Issuers must offer to repurchase the Notes.

In January 2022, Aptiv PLC entered into a definitive agreement to acquire Wind River Systems, Inc. (“Wind River”), a global leader in delivering software for the intelligent edge, for approximately $4.3 billion (the “Acquisition”). The Acquisition is expected to close in mid-2022, subject to regulatory approvals and customary closing conditions. If the Acquisition has not been consummated on or prior to July 10, 2023, or if prior to such date, the definitive agreement relating to the Acquisition is terminated, then the Issuers will be required to redeem all of the 2032 Notes and all of the 2052 Notes at a redemption price equal to 101% of the principal amount of each of the 2032 Notes and the 2052 Notes, plus accrued and unpaid interest, if any, to, but not including the redemption date. See “Description of Notes—Special Mandatory Redemption.”

The obligations under the Notes will initially be fully and unconditionally guaranteed by Aptiv Global Financing Limited, an indirect subsidiary of Aptiv PLC (the “Guarantor”). The Notes and the guarantees will be general unsecured obligations of the Issuers and the Guarantor, respectively, and will rank equally in right of payment with all of the Issuers’ and the Guarantor’s respective existing and future senior indebtedness, including all of Aptiv PLC’s outstanding notes, which are also guaranteed by Aptiv Corporation and Aptiv Global Financing Limited. The Notes and the guarantees will be effectively subordinated to any of the Issuers’ and the Guarantor’s respective existing and future secured debt to the extent of the value of the collateral securing such indebtedness. The Notes will be structurally subordinated to all liabilities of the Issuers’ respective subsidiaries.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement.

The Issuers intend to apply to list the Notes of each series on the New York Stock Exchange (the “NYSE”). The Issuers expect trading in the Notes of each series on the NYSE to begin within 30 days after the original issue date. If such listings are obtained, the Issuers will have no obligation to maintain such listings, and the Issuers may delist the Notes of any series at any time. There is currently no established trading market for the Notes of any series.

	Price to Public (1)	Underwriting Discount	Proceeds to the Issuers, Before Expenses
Per 2025 Note	100.000%	0.350%	99.650%
Per 2032 Note	99.600%	0.650%	98.950%
Per 2052 Note	99.783%	0.875%	98.908%
Total	$2,494,630,000	$16,400,000	$2,478,230,000

(1)	Plus accrued interest from February 18, 2022, if settlement occurs after that date.

The Issuers expect that delivery of the Notes will be made to investors in book-entry form only through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank SA/NV (“Euroclear”), on or about February 18, 2022.

Joint Book-Running Managers

J.P. Morgan	Citigroup	Goldman Sachs & Co. LLC

Senior Co-Managers

Barclays	BNP PARIBAS	BofA Securities	Deutsche Bank Securities

Co-Managers

MUFG	SMBC Nikko	SOCIETE GENERALE	TD Securities

Truist Securities	UniCredit Capital Markets	US Bancorp	Wells Fargo Securities

Guggenheim Securities	ICBC Standard Bank	ING	Loop Capital Markets

PNC Capital Markets LLC	Santander	Scotiabank	Standard Chartered Bank

Huntington Capital Markets	Ramirez & Co., Inc.		Siebert Williams Shank

February 9, 2022

ABOUT THIS PROSPECTUS

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the Notes offered hereby. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any Notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information in the documents we have listed under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates.

Notices Under Jersey Law

Our directors have taken all reasonable care to ensure that the facts stated in this document are true and accurate in all material respects, and that there are no other facts the omission of which would make misleading any statement in the document, whether of facts or of opinion. All of the directors accept responsibility accordingly.

A copy of this document has been delivered by Aptiv to the registrar of companies in Jersey (the “Jersey Registrar”) in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002, as amended, and the Jersey Registrar has given, and has not withdrawn, his consent to its circulation. The Jersey Financial Services Commission (the “Commission”) has given, and has not withdrawn, or will have given prior to the issue of the Notes and not withdrawn, its consent under Article 4 of the Control of Borrowing (Jersey) Order 1958 to the issue of the Notes. The Commission is protected by the Control of Borrowing (Jersey) Law 1947, as amended, against liability arising from the discharge of its functions under that law. It must be distinctly understood that, in giving these consents, neither the Jersey Registrar nor the Commission takes any responsibility for the financial soundness of the Issuers or for the correctness of any statements made, or opinions expressed, with regard to it.

If you are in any doubt about the contents of this document you should consult your stockbroker, bank manager, solicitor, accountant or other financial adviser. It should be remembered that the price of securities and the income from them can go down as well as up.

In this prospectus, unless otherwise indicated or the context otherwise requires, “Aptiv,” the “Company,” “we,” “us” and “our” refer to Aptiv PLC, a public limited company formed under the laws of Jersey on May 19, 2011. “Aptiv Corporation” and “Co-Obligor” refers to Aptiv Corporation, an indirect subsidiary of Aptiv PLC. References to the “Issuers” refer to Aptiv PLC and Aptiv Corporation, as the co-issuers of the Notes, and not to any of their respective subsidiaries. “AGFL” and the “Guarantor” refers to Aptiv Global Financing Limited, an indirect subsidiary of Aptiv PLC, and not to any of its subsidiaries.

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Prospectus Supplement

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus supplement and prior to the termination of this offering (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 7, 2022; and

•	Our Current Report on Form 8-K filed on January 11, 2022.

You may request a free copy of these filings by writing to, or telephoning, us at the following address and phone number:

Aptiv PLC

5 Hanover Quay

Grand Canal Dock

Dublin 2, Ireland

353-1-259-7013

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated by reference in this prospectus supplement and accompanying prospectus, contains forward-looking statements that reflect, when made, our current views with respect to current events and financial performance including the potential impact of the proposed acquisition of Wind River. Such forward-looking statements are subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, express or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or our strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: global and regional economic conditions, including conditions affecting the credit market; uncertainties posed by the COVID-19 pandemic and the difficulty in predicting its future course and its impact on the global economy and our future operations; fluctuations in interest rates and foreign currency exchange rates; the cyclical nature of global automotive sales and production; the potential disruptions in the supply of and changes in the competitive environment for raw material and other components integral to our products, including the current semiconductor supply shortage; our ability to maintain contracts that are critical to our operations; potential changes to beneficial free trade laws and regulations, such as the United States-Mexico-Canada Agreement; our ability to integrate and realize the expected benefits of recent transactions; our ability to attract, motivate and/or retain key executives; our ability to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of our unionized employees or those of our principal customers, and our ability to attract and retain customers. Additional factors are discussed under the captions “Risk Factors” and

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“Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus supplement to conform our prior statements to actual results or revised expectations.

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SUMMARY

This summary description of our business and the offering may not contain all of the information that may be important to you. For a more complete understanding of our business and this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, you should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Company Overview

We are a leading global technology and mobility architecture company primarily serving the automotive sector. We deliver end-to-end mobility solutions, enabling our customers’ transition to more electrified, software-defined vehicles. We design and manufacture vehicle components and provide electrical, electronic and active safety technology solutions to the global automotive and commercial vehicle markets, creating the software and hardware foundation for vehicle features and functionality. Our Advanced Safety and User Experience segment is focused on providing the necessary software and advanced computing platforms, and our Signal and Power Solutions segment is focused on providing the requisite networking architecture required to support the integrated systems in today’s complex vehicles. Together, our businesses develop the ‘brain’ and the ‘nervous system’ of increasingly complex vehicles, providing integration of the vehicle into its operating environment.

We are one of the largest vehicle technology suppliers and our customers include the 25 largest automotive original equipment manufacturers (“OEMs”) in the world. We operate 127 major manufacturing facilities and 12 major technical centers utilizing a regional service model that enables us to efficiently and effectively serve our global customers from best cost countries. We have a presence in 46 countries and have approximately 18,900 scientists, engineers and technicians focused on developing market relevant product solutions for our customers.

We are focused on growing and improving the profitability of our businesses, and have implemented a strategy designed to position the Company to deliver industry-leading long-term shareholder returns. This strategy includes disciplined investing in our business to grow and enhance our product offerings, strategically focusing our portfolio in high-technology, high-growth spaces in order to meet consumer preferences and leveraging an industry-leading cost structure to expand our operating margins.

Our principal executive offices are located at 5 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland and our telephone number is 353-1-259-7013. Our register of members is kept at our registered office, which is 13 Castle Street, St. Helier, JE1 1ES, Jersey, Channel Islands.

Recent Developments

COVID-19 Pandemic. The global spread of the COVID-19 pandemic, which originated in late 2019 and was later declared a pandemic by the World Health Organization in March 2020, negatively impacted the global economy, disrupted supply chains and created significant volatility in global financial markets in 2020 with various direct and indirect adverse impacts continuing throughout 2021 and into 2022.

In 2021, the pandemic continued to impact economies and communities throughout the world, including in all of the markets and regions served by Aptiv. Although vaccines have been introduced that are expected to reduce the effect of COVID-19, governmental authorities throughout the world continue to implement numerous measures aimed at containing and mitigating the effects of the pandemic, including renewed travel bans and restrictions, quarantines, social distancing orders, “lock-down” orders and shutdowns of non-essential activities. Although our manufacturing facilities were not impacted by prolonged shutdowns directly resulting from the

COVID-19 pandemic in 2021, we cannot assure that this will not be the case in the future. Further, it is possible that governmental authorities within jurisdictions in which our business operates may implement vaccination mandates which could impact our workforce and operations. Although we cannot predict the impact of vaccination mandates, any future mandates could result in increased employee attrition, which could have a material adverse effect on our business and financial condition.

The direct adverse impacts of the COVID-19 pandemic on Aptiv, which primarily affected us in the first half of 2020, included extended work stoppages and travel restrictions at our facilities and those of our customers and suppliers, decreases in consumer demand and vehicle production schedules, disruptions to our supply chain and other adverse global economic impacts, particularly those resulting from temporary governmental “lock-down” orders for all non-essential activities, initially in the first quarter of 2020 in China and subsequently in Europe, North America and South America. During the second half of 2020, many of these impacts abated, resulting in increased sales and profitability from the levels observed earlier in 2020.

During 2020 we took decisive actions to enhance our financial flexibility and minimize the impact on our business, such as the ramping down of certain production facilities in response to customer plant closures and changes in vehicle production schedules, imposing certain travel restrictions, suspending the Company’s ordinary share cash dividend and ordinary share repurchase program, issuing $2.3 billion combined of preferred and ordinary shares, extending substantially all of our existing credit agreement’s maturity to August 2022 (which was further extended in its entirety to 2026 during the second quarter of 2021), and actively managing costs, capital spending and working capital to further strengthen our liquidity.

However, certain direct and indirect adverse impacts of the COVID-19 pandemic persisted throughout 2021 and are expected to continue into 2022, including the worldwide semiconductor supply shortage. As a result, due to the continuing uncertainties surrounding the ultimate impacts of the COVID-19 pandemic and resulting potential future governmental actions and economic impacts, it is possible that these adverse impacts could reoccur, resulting in further adverse impacts on our future operating earnings and cash flows.

Despite our ongoing efforts to minimize the pandemic’s direct and indirect adverse impacts, we are unable to predict the ultimate impact to our business due to a number of evolving factors, including the duration and spread of the pandemic, the impact of the pandemic on economic activity and our supply chain, consumer demand and vehicle production schedules, and the actions of governmental authorities across the globe. We will continue to actively monitor all direct and indirect potential impacts of COVID-19, and will seek to aggressively mitigate and minimize their impact on our business. See also “Risk Factors—Risks Related to COVID-19.”

Global Supply Chain Disruptions. Due to various factors that are beyond our control, there are currently global supply chain disruptions, including a worldwide semiconductor supply shortage. The semiconductor supply shortage, due in part to increased demand across multiple industries, is impacting production in automotive and other industries. We anticipate these supply chain disruptions will persist throughout 2022. We, along with most automotive component manufacturers that use semiconductors, have been unable to fully meet the vehicle production demands of OEMs because of events which are outside our control, including but not limited to, the COVID-19 pandemic, the global semiconductor shortage, fires in our suppliers’ facilities, unprecedented weather events in the southwestern United States, and other extraordinary events. Although we are working closely with suppliers and customers to minimize any potential adverse impacts of these events, some of our customers have indicated that they expect us to bear at least some responsibility for their lost production and other costs. While no assurances can be made as to the ultimate outcome of these customer expectations or any other future claims, we do not currently believe a loss is probable. We will continue to actively monitor all direct and indirect potential impacts of these supply chain disruptions, and will seek to aggressively mitigate and minimize their impact on our business.

In addition, we are carrying critical inventory items and key components, and we continue to procure productive, raw material and non-critical inventory components in order to satisfy our customers’ vehicle production schedules. However, as a result of our customers’ recent production volatility and cancellations, our balance of productive, raw and component material inventories has increased substantially from customary levels as of December 31, 2021. We will continue to actively monitor and manage inventory levels across all inventory types in order to maximize both supply continuity and the efficient use of working capital.

Proposed Acquisition of Wind River

In January 2022, we entered into a definitive agreement to acquire Wind River Systems, Inc. (“Wind River”), a global leader in delivering software for the intelligent edge, for approximately $4.3 billion (the “Acquisition”). The Acquisition is expected to close in mid-2022, subject to regulatory approvals and customary closing conditions. With Aptiv and Wind River’s synergistic technologies and decades of experience delivering safety critical systems, we believe this acquisition will accelerate the journey to a software-defined future of the automotive industry. We expect to use the net proceeds from this offering to fund a portion of the cash consideration payable in connection with the Acquisition. If we are not able to consummate the Acquisition on or prior to July 10, 2023, or if prior to such date, the definitive agreement relating to the Acquisition is terminated, we will be required to redeem the 2032 Notes and the 2052 Notes and would then intend to use the net proceeds from the offering of the 2025 Notes for general corporate purposes. See “Use of Proceeds.”

The Offering

This summary highlights certain terms of the offering but does not contain all information that may be important to you. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision.

Issuers	Aptiv PLC and Aptiv Corporation

Securities Offered	$700,000,000 aggregate principal amount of 2.396% Senior Notes due 2025.

$800,000,000 aggregate principal amount of 3.250% Senior Notes due 2032.

$1,000,000,000 aggregate principal amount of 4.150% Senior Notes due 2052.

Maturity Date	February 18, 2025 for the 2025 Notes.

March 1, 2032 for the 2032 Notes.

May 1, 2052 for the 2052 Notes.

Interest Rate	2.396% per annum for the 2025 Notes.

3.250% per annum for the 2032 Notes.

4.150% per annum for the 2052 Notes.

Interest Payment Dates	Semi-annually in arrears on February 18 and August 18 of each year, commencing August 18, 2022 for the 2025 Notes.

Semi-annually in arrears on March 1 and September 1 of each year, commencing September 1, 2022 for the 2032 Notes.

Semi-annually in arrears on May 1 and November 1 of each year, commencing May 1, 2022 for the 2052 Notes.

Guarantees	The payment of the principal, premium and interest on the Notes will be fully and unconditionally guaranteed on a senior unsecured basis by the Guarantor. Under certain circumstances, the Guarantor may be released from the guarantees without the consent of the holders of the Notes. See “Description of Notes—Note Guarantees.”

Ranking	The Notes and the guarantees will be the Issuers’ and the Guarantor’s respective general unsecured obligations and will:

•

rank equally in right of payment with all of the Issuers’ and the Guarantor’s existing and future senior indebtedness, including all of Aptiv’s outstanding notes, which are also guaranteed by the Co-Obligor and the Guarantor;

•	rank senior in right of payment to all of their respective future subordinated indebtedness;

•

be effectively subordinated in right of payment to any of the Issuers’ and the Guarantor’s respective existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated in right of payment to all indebtedness and other liabilities of each of the Issuers’ existing and future subsidiaries who do not guarantee the Notes.

At December 31, 2021, on an as adjusted basis after giving effect to the offering of the Notes, the Issuers and the Guarantor would have had total indebtedness of $6,525 million.

Our non-guarantor subsidiaries contribute substantially all of our revenues and operating income, and had total assets of $15,698 million and total liabilities of $5,355 million, including total debt of $14 million, or 87% of our total assets and 57% of our total liabilities, as of December 31, 2021 (giving effect to intercompany eliminations).

Optional Redemption	At any time prior to February 18, 2023, the Issuers may redeem the 2025 Notes, in whole or in part, at a price equal to 100% of the principal amount of the 2025 Notes the Issuers redeem, plus a make-whole premium. On or after February 18, 2023, the Issuers may redeem the 2025 Notes at a price equal to their principal amount. In any such case, the Issuers also will pay any accrued and unpaid interest to, but excluding, the redemption date.

At any time prior to December 1, 2031 (three months prior to the maturity date of the 2032 Notes), the Issuers may redeem the 2032 Notes, in whole or in part, at a price equal to 100% of the principal amount of the 2032 Notes the Issuers redeem, plus a make-whole premium. On or after December 1, 2031, the Issuers may redeem the 2032 Notes at a price equal to their principal amount. In any such case, the Issuers also will pay any accrued and unpaid interest to, but excluding, the redemption date.

At any time prior to November 1, 2051 (six months prior to the maturity date of the 2052 Notes), the Issuers may redeem the 2052 Notes, in whole or in part, at a price equal to 100% of the principal amount of the 2052 Notes the Issuers redeem, plus a make-whole premium. On or after November 1, 2051, the Issuers may redeem the 2052 Notes at a price equal to their principal amount. In any such case, the Issuers also will pay any accrued and unpaid interest to, but excluding, the redemption date.

See “Description of Notes—Optional Redemption.”

Special Mandatory Redemption	In the event that a special mandatory redemption date (as defined below) occurs, then the Issuers will redeem all of the 2032 Notes and the 2052 Notes on the special mandatory redemption date (as defined below) at a redemption price equal to 101% of the principal amount of each of the 2032 Notes and the 2052 Notes, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the special mandatory redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The “special mandatory redemption date” means the earlier to occur of (1) July 10, 2023, if the Acquisition has not been completed on or prior to July 10, 2023, and (2) the fifth business day following the termination of the definitive agreement relating to the Acquisition for any reason.

See “Description of Notes—Special Mandatory Redemption.”

Covenants	The Issuers will issue the Notes under an indenture containing covenants for your benefit. These covenants restrict the Issuers’ ability, with certain exceptions, to:

•	create certain liens;

•	enter into sale/leaseback transactions; and

•	consolidate with, sell, lease, convey or otherwise transfer all or substantially all of our assets, or merge with or into, any other person or entity.

These covenants are subject to important exceptions and qualifications described under the heading “Description of Notes—Certain Covenants.”

Optional Tax Redemption	The Issuers may redeem the Notes of any series as a whole but not in part, at their option, in the event of certain changes in tax law that would require the Issuers or the Guarantor, as applicable, to pay Additional Amounts (as defined in the section entitled “Description of Notes—Payment of Additional Amounts”) to holders of the Notes in respect of withholding taxes that cannot be avoided by taking reasonable measures available to the Issuers or the Guarantor, as applicable, at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to but excluding the date of redemption.

See “Description of Notes—Tax Redemption.”

Additional Amounts

Subject to certain exceptions and limitations, the Issuers or the Guarantor, as applicable, will pay such Additional Amounts (as defined in the section entitled “Description of Notes—Payment of Additional Amounts”) on the Notes (or payments under the Note Guarantees in respect thereof) as may be necessary so that the net amount received by each holder of the Notes after all withholding or deductions, if any, will not be less than the amount the holder would have received in respect of such Note (or payments under the Note Guarantees in respect thereof) in the absence of such withholding or deduction.

See “Description of Notes—Payment of Additional Amounts.”

Use of Proceeds	We expect to use the net proceeds from this offering to fund a portion of the cash consideration payable in connection with the Acquisition. If we are not able to consummate the Acquisition on or prior to July 10, 2023, or if prior to such date, the definitive agreement relating to the Acquisition is terminated, we will be required to redeem the 2032 Notes and the 2052 Notes and would then intend to use the net proceeds from the offering of the 2025 Notes for general corporate purposes. For more information about our use of proceeds from this offering, see “Use of Proceeds.”

Listing	The Issuers intend to apply to list the Notes of each series on the NYSE. The Issuers expect trading in the Notes of each series on the NYSE to begin within 30 days after the original issue date. If such listings are obtained, the Issuers will have no obligation to maintain such listings, and the Issuers may delist the Notes of any series at any time. There is currently no established trading market for the Notes of any series. The underwriters have advised the Issuers that they currently intend to make a market in the Notes. However, they are not obligated to do so, and they may discontinue any market-making with respect to the Notes of any series without notice. Accordingly, the Issuers cannot assure you as to the development or liquidity of any market for the Notes of any series.

Form and Denominations	The Issuers will issue the Notes in the form of one or more fully registered global securities, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	Investing in the Notes involves substantial risk. Please read “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 15 of our annual report on Form 10-K for the year ended December 31, 2021 incorporated by reference herein for a discussion of certain factors you should consider in evaluating an investment in the Notes.

Summary Historical Consolidated Financial Data

The following selected consolidated financial data of the Company has been derived from the consolidated financial statements of the Company and should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2021 incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,
	2021	2020	2019
	(dollars in millions)
Statements of operations data:
Net sales	$15,618	$13,066	$14,357
Depreciation and amortization (1)	773	764	717
Operating income (2)	1,189	2,118	1,276
Interest expense	(150)	(164)	(164)
Net income	609	1,822	1,009
Other financial data:
Capital expenditures	$611	$584	$781
Adjusted operating income (3)	1,230	867	1,548
Adjusted operating income margin (4)	7.9%	6.6%	10.8%
Net cash provided by operating activities	$1,222	$1,413	$1,624
Net cash used in investing activities	(729)	(626)	(1,111)
Net cash (used in) provided by financing activities	(191)	1,613	(649)

	As of December 31, 2021	As of December 31, 2020
	(dollars in millions)
Balance sheet data:
Cash and cash equivalents	$3,139	$2,821
Total assets	$18,007	$17,522
Total debt	$4,067	$4,101
Working capital, as defined (5)	$1,845	$1,538
Shareholders’ equity	$8,561	$8,100

(1)	Includes long-lived and intangible asset impairments.
(2)

Operating income for the year ended December 31, 2020 includes a pre-tax gain of $1.4 billion for the completion of the Motional autonomous driving joint venture, as further discussed in Note 20. Acquisitions and Divestitures to the audited consolidated financial statements incorporated by reference herein.

(3)

Adjusted operating income represents net income before interest expense, other income (expense), net, income tax expense, equity income (loss), net of tax, restructuring, other acquisition and portfolio project costs (which includes costs incurred to integrate acquired businesses and to plan and execute product portfolio transformation actions, including business and product acquisitions and divestitures), asset impairments, gains (losses) on business divestitures and other transactions and deferred compensation related to acquisitions. Adjusted operating income is presented as a supplemental measure of the Company’s financial performance which management believes is useful to investors in assessing the Company’s ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance and which may obscure underlying business results and trends. Our management utilizes adjusted operating income in its financial decision making process, to evaluate performance of the Company and for internal reporting, planning and forecasting purposes. Management also utilizes adjusted operating income as the key performance measure of segment income or loss and for planning and forecasting purposes to allocate resources to our segments, as management also believes this measure is most reflective of the operational profitability or loss of our operating segments. Adjusted operating income should not be considered a substitute for results prepared in accordance with U.S. GAAP and should not be considered an alternative to net income attributable to the Company, which is the most directly comparable financial measure to adjusted operating income that is in accordance with U.S. GAAP. Adjusted operating income, as determined and measured by the Company, should also not be compared to similarly titled measures reported by other companies.

The reconciliation of adjusted operating income to operating income includes restructuring, other acquisition and portfolio project costs (which includes costs incurred to integrate acquired businesses and to plan and execute product portfolio transformation actions, including business and product acquisitions and divestitures), asset impairments, gains (losses) on business divestitures and other transactions and deferred compensation related to acquisitions. The reconciliation of adjusted operating income to net income attributable to the Company is as follows:

	Year Ended December 31,
	2021	2020	2019
Net income attributable to the Company	$590	$1,804	$990
Net income attributable to noncontrolling interest	19	18	19

Net income	$609	$1,822	$1,009
Equity loss (income), net of tax	200	83	(15)
Income tax expense	101	49	132
Other expense (income), net	129	—	(14)
Interest expense	150	164	164

Operating income	$1,189	$2,118	$1,276
Restructuring	24	136	148
Other acquisition and portfolio project costs	15	23	71
Asset impairments	2	10	11
Gain on business divestitures and other transactions	—	(1,434)	—
Deferred compensation related to acquisitions	—	14	42

Adjusted operating income	$1,230	$867	$1,548

(4)	Adjusted operating income margin is defined as adjusted operating income as a percentage of net sales.
(5)

Working capital is calculated herein as accounts receivable plus inventories less accounts payable. As a result of our customers’ recent production volatility and cancellations, primarily resulting from the global supply chain disruptions described above in “Summary—Recent Developments,” our balance of inventories has increased substantially from customary levels as of December 31, 2021.

RISK FACTORS

Investing in the Notes involves risks. You should carefully consider all the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before deciding to invest in the Notes. In particular, we urge you to carefully consider the risk factors set forth below as well as those under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Related to COVID-19

The extent to which the COVID-19 pandemic, including its variants, and measures taken in response thereto impact our business, financial condition, results of operations and cash flows will depend on future developments, which are highly uncertain and difficult to predict.

The global spread of the COVID-19 pandemic, which originated in late 2019 and was later declared a pandemic by the World Health Organization in March 2020, negatively impacted the global economy, disrupted supply chains and created significant volatility in global financial markets in 2020 with various direct and indirect adverse impacts continuing throughout 2021 and into 2022.

In 2021, the pandemic continued to impact economies and communities throughout the world, including in all of the markets and regions served by Aptiv. Although vaccines have been introduced that are expected to reduce the effect of COVID-19, governmental authorities throughout the world continue to implement numerous measures aimed at containing and mitigating the effects of the pandemic, including renewed travel bans and restrictions, quarantines, social distancing orders, “lock-down” orders and shutdowns of non-essential activities. Although our manufacturing facilities were not impacted by prolonged shutdowns directly resulting from the COVID-19 pandemic in 2021, we cannot assure that this will not be the case in the future. Further, it is possible that governmental authorities within jurisdictions in which our business operates may implement vaccination mandates which could impact our workforce and operations. Although we cannot predict the impact of vaccination mandates, any future mandates could result in increased employee attrition, which could have a material adverse effect on our business and financial condition.

The direct adverse impacts of the COVID-19 pandemic on Aptiv, which primarily affected us in the first half of 2020, included extended work stoppages and travel restrictions at our facilities and those of our customers and suppliers, decreases in consumer demand and vehicle production schedules, disruptions to our supply chain and other adverse global economic impacts, particularly those resulting from temporary governmental “lock-down” orders for all non-essential activities, initially in the first quarter of 2020 in China and subsequently in Europe, North America and South America. During the second half of 2020, many of these impacts abated, resulting in increased sales and profitability from the levels observed earlier in 2020.

During 2020 we took decisive actions to enhance our financial flexibility and minimize the impact on our business, such as the ramping down of certain production facilities in response to customer plant closures and changes in vehicle production schedules, imposing certain travel restrictions, suspending the Company’s ordinary share cash dividend and ordinary share repurchase program, issuing $2.3 billion combined of preferred and ordinary shares, extending substantially all of our existing Credit Agreement’s maturity to August 2022 (which was further extended in its entirety to 2026 during the second quarter of 2021), and actively managing costs, capital spending and working capital to further strengthen our liquidity.

However, certain direct and indirect adverse impacts of the COVID-19 pandemic persisted throughout 2021 and are expected to continue into 2022, including the worldwide semiconductor supply shortage. As a result, due to the continuing uncertainties surrounding the ultimate impacts of the COVID-19 pandemic and resulting potential future governmental actions and economic impacts, it is possible that these adverse impacts could reoccur, resulting in further adverse impacts on our future operating earnings and cash flows. In addition, to the extent the factors indicated above adversely affect our business, financial condition, results of operations and cash flows, they may also have the effect of heightening many of the other risk factors in our Annual Report on Form 10-K for fiscal year ended December 31, 2021, including supply chain disruptions as described below.

Disruptions in the supply of raw materials and other supplies that we and our customers use in our products may adversely affect our profitability.

We and our customers use a broad range of materials and supplies, including copper and other metals, petroleum-based resins, chemicals, electronic components and semiconductors. A significant disruption in the supply of these materials for any reason could decrease our production and shipping levels, which could materially increase our operating costs and materially decrease our profit margins.

We, as with other component manufacturers in the automotive industry, ship products to our customers’ vehicle assembly plants throughout the world so they are delivered on a “just-in-time” basis in order to maintain low inventory levels. Our suppliers also use a similar method. However, this “just-in-time” method makes the logistics supply chain in our industry very complex and very vulnerable to disruptions.

Such disruptions could be caused by any one of a myriad of potential problems, such as closures of one of our or our suppliers’ plants or critical manufacturing lines due to strikes, mechanical breakdowns or failures, electrical outages, fires, explosions or political upheaval, as well as logistical complications due to weather, global climate change, volcanic eruptions, or other natural or nuclear disasters, delayed customs processing, the spread of an infectious disease, virus or other widespread illness and more. Additionally, as we focus operations in best cost countries, the risk for such disruptions is heightened. The lack of any single subcomponent necessary to manufacture one of our products could force us to cease production, potentially for a prolonged period. Similarly, a potential quality issue could force us to halt deliveries while we validate the products. Even where products are ready to be shipped, or have been shipped, delays may arise before they reach our customer. Our customers may halt or delay their production for the same reason if one of their other suppliers fails to deliver necessary components. This may cause our customers, in turn to suspend their orders, or instruct us to suspend delivery, of our products, which may adversely affect our financial performance.

When we fail to make timely deliveries in accordance with our contractual obligations, we generally have to absorb our own costs for identifying and solving the “root cause” problem as well as expeditiously producing replacement components or products. Generally, we must also carry the costs associated with “catching up,” such as overtime and premium freight.

Additionally, if we are the cause for a customer being forced to halt production, the customer may seek to recoup all of its losses and expenses from us. These losses and expenses could be significant, and may include consequential losses such as lost profits. Any supply-chain disruption, however small, could potentially cause the complete shutdown of an assembly line of one of our customers, and any such shutdown that is due to causes that are within our control could expose us to material claims of compensation. Where a customer halts production because of another supplier failing to deliver on time, it is unlikely we will be fully compensated, if at all.

Due to various factors that are beyond our control, there are currently global supply chain disruptions, including a worldwide semiconductor supply shortage. The semiconductor supply shortage, due in part to increased demand across multiple industries, is impacting production in automotive and other industries. We anticipate these supply chain disruptions will persist throughout 2022. We, along with most automotive component manufacturers that use semiconductors, have been unable to fully meet the vehicle production demands of OEMs because of events which are outside our control, including but not limited to, the COVID-19 pandemic, the global semiconductor shortage, fires in our suppliers’ facilities, unprecedented weather events in the southwestern United States, and other extraordinary events. Although we are working closely with suppliers and customers to minimize any potential adverse impacts of these events, some of our customers have indicated that they expect us to bear at least some responsibility for their lost production and other costs. While no assurances can be made as to the ultimate outcome of these customer expectations or any other future claims, we do not currently believe a loss is probable. We will continue to actively monitor all direct and indirect potential impacts of these supply chain disruptions, and will seek to aggressively mitigate and minimize their impact on our business.

In addition, we are carrying critical inventory items and key components, and we continue to procure productive, raw material and non-critical inventory components in order to satisfy our customers’ vehicle production schedules. However, as a result of our customers’ recent production volatility and cancellations, our balance of productive, raw and component material inventories has increased substantially from customary levels as of December 31, 2021. We will continue to actively monitor and manage inventory levels across all inventory types in order to maximize both supply continuity and the efficient use of working capital.

Risks Related to the Notes

Our debt exposes us to certain risks.

As of December 31, 2021, after giving effect to this offering, the total indebtedness of the Issuers and the Guarantor would have been $6,525 million. Our indebtedness could have important consequences, including:

•	making it more difficult for the Issuers to satisfy their respective obligations with respect to the Notes;

•	increasing our vulnerability to adverse economic or industry conditions;

•

requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts, and other general corporate purposes;

•	increasing our vulnerability to, and limiting our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

•	exposing us to the risk of increased interest rates as borrowings under our credit agreement are subject to variable rates of interest;

•	placing us at a competitive disadvantage compared to our competitors that have less debt; and

•	limiting our ability to borrow additional funds.

Despite the level of our indebtedness, we may still incur significantly more indebtedness. This could further increase the risks associated with our indebtedness.

Despite our current level of indebtedness, we and our subsidiaries may be able to incur significant additional indebtedness, including secured indebtedness, in the future. For example, we had no drawings and $2 billion of available borrowings under our revolving credit facility as of December 31, 2021. Additionally, the Notes offered hereby contain no restrictive covenants on our ability to incur more debt. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they face would be increased, and we may not be able to meet all our debt obligations, including the Issuers’ repayment of the Notes, in whole or in part.

We may not be able to generate sufficient cash from operations to service our debt.

Our ability to make payments on, and to refinance, our indebtedness and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future and our ability to borrow under our credit agreement to the extent of available borrowings. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If economic conditions worsen, we could experience decreased revenues from our operations and could fail to generate sufficient cash to fund our liquidity needs or fail to satisfy the restrictive covenants and borrowing limitations which we are subject to under certain of our indebtedness.

Based on our current and expected level of operations, we believe our cash flow from operations, available cash and available borrowings under our credit agreement will be adequate to meet our future liquidity needs. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit agreement or otherwise in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before the maturity thereof. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all.

If we default on our obligations to pay our other indebtedness, the Issuers may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness, including a default under our credit agreement or under the indentures governing our existing notes, that is not waived by the required lenders or holders of such indebtedness, and the remedies sought by the holders of such indebtedness could prevent the Issuers from paying principal and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the agreements governing our indebtedness, including the covenants contained in our credit agreement and in the indentures governing our existing notes, we would be in default under the terms of the agreements governing such indebtedness. In the event of such a default under our credit agreement:

•

the lenders under our credit agreement could elect to terminate their commitments thereunder, declare all the outstanding loans thereunder to be due and payable and, if not promptly paid, institute foreclosure proceedings against their collateral and they may be able to cause all of our available cash to be used to repay their loans; and

•	such default could cause a cross-default or cross-acceleration under our other indebtedness.

As a result of such default and any actions the lenders may take in response thereto, we could be forced into bankruptcy or liquidation.

Your rights as a holder of the Notes are effectively subordinated to claims of creditors of our subsidiaries, other than the Co-Obligor and the Guarantor, which are not obligors under the Notes.

On the issue date, none of our subsidiaries other than the Co-Obligor and the Guarantor will be obligors under the Notes. The Issuers will not be required under the indenture for the Notes to add subsidiary Guarantors in the future. As a result, you will be creditors of only the Issuers and the Guarantor. Substantially all of our operations are conducted by subsidiaries, which, other than the Co-Obligor and the Guarantor, will not be obligors under the Notes on the issue date. All of the existing and future liabilities of those other subsidiaries, including any claims of trade creditors, debtholders and preferred stockholders, if any, will be effectively senior to your claim as a holder of the Notes and related guarantees. Our subsidiaries may incur significant additional indebtedness in the future. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, their creditors will be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. The indenture will not limit the ability of our non-guarantor subsidiaries to incur debt or other liabilities.

Our non-guarantor subsidiaries contribute substantially all of our revenues and operating income, and had total assets of $15,698 million and total liabilities of $5,355 million, including total debt of $14 million, or 87% of our total assets and 57% of our total liabilities, as of December 31, 2021 (giving effect to intercompany eliminations).

The Notes will be subject to a change of control triggering event provision, and the Issuers may not have the ability to raise the funds necessary to fulfill their respective obligations under the Notes following a change of control triggering event.

The Issuers may not have the ability to raise the funds necessary to fulfill their respective obligations under the Notes following a “change of control triggering event” as defined in the indenture governing the Notes. Under the indenture, upon the occurrence of a change of control triggering event, the Issuers will be required to offer to repurchase all outstanding Notes of the affected series at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, the Issuers may not have sufficient funds at the time of the change of control triggering event to make the required repurchase of the Notes. The Issuers’ failure to make or complete a change of control offer would place the Issuers in default under the indenture governing the Notes of the affected series. In addition, certain change of control events are an event of default under our credit agreement, so the Issuers would need to repay any debt then outstanding thereunder or obtain the requisite consents from the lenders thereunder. However, there can be no assurance that the Issuers would be able to repay such debt or obtain such consents at such time.

The Notes will be unsecured and rank behind any of the Issuers’ and the Guarantor’s respective future secured creditors to the extent of the value of the collateral securing their claims.

At December 31, 2021, the Issuers and the Guarantor had $13 million of secured debt. Subject to limits in the indenture we may incur additional secured debt. Holders of any future secured indebtedness of the Issuers and the Guarantor will have claims that are prior to your claims as holders of the Notes to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment in respect of the Issuers’ or the Guarantor’s assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of the Issuers’ or the Guarantor’s secured indebtedness will have prior claims to the assets that constitute their collateral. If any of these events occurs, the secured creditors could sell those of the assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indenture governing the Notes at such time. Only when the applicable secured debt obligations are satisfied in full will the proceeds of the collateral securing such indebtedness be available to satisfy obligations under the Notes. Holders of the Notes will participate ratably with all holders of the Issuers’ and the Guarantor’s respective unsecured indebtedness that is deemed to rank equally with the Notes, based upon the respective amount owed to each creditor. Upon the occurrence of any of the aforementioned events, because the Notes will not be secured by any of the Issuers’ or the Guarantor’s assets, it is possible that any remaining assets might be insufficient to satisfy your claims in full.

An active trading market may not develop for these Notes, which may make it more difficult to sell and accurately price the Notes.

Each series of the Notes is a new issue of securities. There are no established public trading markets for the Notes and active trading markets may not develop. Although the Issuers expect the Notes to be listed for trading on the NYSE, no assurance can be given that the Notes will become or remain listed, that trading markets for the Notes will develop or of the price at which investors may be able to sell the Notes, if at all. In addition, if such listings are obtained, the Issuers will have no obligation to maintain such listings, and the Issuers may delist the Notes of any series at any time. The underwriters have advised the Issuers that they intend to make markets in the Notes after the Issuers complete this offering. However, the underwriters are not obligated to do so and may cease their market-making activities at any time. The liquidity of the trading markets in the Notes, and the market prices quoted for the Notes, may be adversely affected by changes in the overall markets for these types of securities and by changes in our financial performance or prospects or in the prospects for companies in our industries generally. As a result, the Issuers cannot assure you that active trading markets will develop for the Notes of any series.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to our company or the Notes, if any, could cause the liquidity or market values of the Notes to decline.

The Notes have been rated by nationally recognized rating agencies and may in the future be rated by additional rating agencies. The Issuers cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any downgrade, suspension or withdrawal of a rating by a rating agency (or any anticipated downgrade, suspension or withdrawal) could reduce the liquidity or market values of the Notes.

Any future lowering of our ratings may make it more difficult or more expensive for the Issuers to obtain additional debt financing. If any credit rating initially assigned to the Notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your Notes without a substantial discount.

The indenture will contain only limited covenants for the benefit of the Notes.

The indenture governing the Notes will contain limited covenants, including those restricting our ability and our subsidiaries’ ability to create certain liens, and enter into certain sale and leaseback transactions. The limitation on liens and limitation on sale and leaseback covenants will contain exceptions that will allow us and our subsidiaries to incur liens with respect to certain material assets. See “Description of Notes—Certain Covenants.” In light of these exceptions, holders of the Notes may be structurally or contractually subordinated to new lenders. In addition, the covenants will not limit our ability to repurchase stock or pay dividends. We currently have an ordinary share repurchase program in place, and we paid regular quarterly dividends on our ordinary shares from the first quarter of 2013 until the first quarter of 2020. During the first quarter of 2020, we suspended dividend payments due to the COVID-19 pandemic and do not anticipate making further ordinary share cash dividend payments, until such time as the global economic uncertainties and business impacts resulting from the COVID-19 pandemic have abated.

For purposes of voting under the indenture governing the Notes, the Notes offered hereby and all other debt securities issued thereunder will generally constitute a single class of debt securities. Therefore, any action under the indenture governing the Notes other than those actions affecting only the Notes will require the consent of the holders of a majority in aggregate principal amount of the debt securities issued thereunder that are affected thereby. See “Description of Notes—Amendments and Waivers.” Consequently, any action requiring the consent of holders of the Notes under the indenture governing the Notes may also require the consent of holders of a significant portion of the remaining debt securities issued thereunder, and the individual voting interest of each holder of the Notes may be accordingly diluted with respect to such actions. In addition, holders of debt securities could vote in favor of certain actions under the indenture that holders of the Notes vote against, and the requisite consent to such action could be received nonetheless. The Issuers also may, from time to time, issue additional debt securities under the indenture governing the Notes which could further dilute the individual voting interest of each holder of the Notes with respect to such actions.

If we do not complete the Acquisition on or prior to July 10, 2023, the Issuers will be required to redeem all of the 2032 Notes and the 2052 Notes, and as a result, holders of such series of Notes may not obtain their expected return on such series of Notes.

We may not be able to consummate the Acquisition within the time period specified under “Description of Notes—Special Mandatory Redemption.” Our ability to consummate the Acquisition is subject to various closing conditions, including regulatory approvals and other matters that are beyond our control. If we are not able to consummate the Acquisition on or prior to July 10, 2023, or if prior to such date, the definitive agreement relating to the Acquisition is terminated, then the Issuers will be required to redeem all of the 2032 Notes and the 2052 Notes at a redemption price equal to 101% of the principal amount of each of the 2032 Notes and the 2052 Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date. There is no escrow account for or security interest in the proceeds of this offering for the benefit of the holders of the Notes, and the holders of the Notes will therefore be subject to the risk that the Issuers may not have sufficient financial resources available to satisfy their respective obligations to repurchase each series of Notes pursuant to a special mandatory redemption. In addition, even if the Issuers are able to redeem each such series of Notes pursuant to a special mandatory redemption, holders of such series of Notes may not obtain their expected return on such Notes. Your decision to invest in the Notes is made at the time of the offering of the Notes. Changes in our business or financial condition, or the terms of the Acquisition, between the closing of this offering and the closing of the Acquisition will have no effect on your rights as a purchaser of the Notes.

SUMMARIZED GUARANTOR FINANCIAL INFORMATION

The following summarized financial information is presented on a combined basis after the elimination of intercompany balances and transactions among the Company, Aptiv Corporation and AGFL (the “Obligor Group”) and equity in earnings from and investments in the non-guarantor subsidiaries. The below summarized financial information should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2021 incorporated by reference in this prospectus supplement and the accompanying prospectus.

Obligor Group
Year Ended December 31, 2021	(dollars in millions)
Statements of operations data:
Net sales	$—
Gross margin	$—
Operating loss	$(4)
Net loss	$(267)
Net loss attributable to Aptiv	$(267)

As of December 31, 2021
Balance sheet data:
Current assets (1)	$6,432
Long-term assets	$14
Current liabilities (2)	$6,572
Long-term liabilities (2)	$4,276
Noncontrolling interest	$—

(1)	Includes current assets due from non-guarantors of $4,136 million, which includes amounts due from affiliates of $5 million, as of December 31, 2021.
(2)	Includes current liabilities of $6,530 million and long-term liabilities of $226 million due to non-guarantors as of December 31, 2021.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $2,472 million after deducting the underwriting discounts and our estimated offering expenses.

We expect to use the net proceeds from this offering to fund a portion of the cash consideration payable in connection with the Acquisition. We intend to use any remaining net proceeds for general corporate purposes. If we are not able to consummate the Acquisition on or prior to July 10, 2023, or if prior to such date, the definitive agreement relating to the Acquisition is terminated, we will be required to redeem the 2032 Notes and the 2052 Notes and would then intend to use the net proceeds from the offering of the 2025 Notes for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization as of December 31, 2021 on an actual basis and on an as adjusted basis to give effect to the issuance of the Notes offered by this prospectus supplement and the application of the net proceeds therefrom, as described in “Use of Proceeds” in this prospectus supplement (using an estimate of related premiums, fees and expenses). This table should be read in conjunction with the financial statements, including the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which can be found in our Annual Report on Form 10-K for the year ended December 31, 2021 incorporated by reference in this prospectus supplement and the accompanying prospectus. Amounts of debt set forth below are net of any unamortized issuance costs and discounts.

	As of December 31, 2021
	Actual	As adjusted
	(in millions) (unaudited)
Cash and cash equivalents	$3,139	$5,611
Debt
Tranche A Term Loan due 2026	311	311
1.50% Euro-denominated senior notes due 2025 (€700 million)(1)	790	790
1.60% Euro-denominated senior notes due 2028 (€500 million)(1)	563	563
4.35% senior notes due 2029	298	298
4.40% senior notes due 2046	296	296
5.40% senior notes due 2049 3.100% senior notes due 2051	345 1,450	345 1,450
2.396% senior notes due 2025 offered hereby	—	696
3.250% senior notes due 2032 offered hereby	—	790
4.150% senior notes due 2052 offered hereby	—	986
Finance leases and other debt (2)	14	14

Total debt (3)	4,067	6,539
Total shareholders’ equity	8,561	8,561

Total capitalization	$12,628	$15,100

(1)	Based on the euro/U.S. dollar exchange rate of €1.00 = U.S. $1.1325 as of December 31, 2021 (shown net of unamortized issuance costs and discount).
(2)	Finance leases and other debt is comprised of $4 million of short-term debt and $10 million of other long-term debt.
(3)

Includes current portion of total debt of approximately $8 million. Under the Credit Agreement (defined below), the Company maintains a revolving credit facility of $2.0 billion, which remained undrawn as of December 31, 2021.

BOARD OF DIRECTORS

The following table sets forth certain information concerning the individuals who serve as directors of the Company as at the date of this prospectus supplement:

Name	Position
Kevin P. Clark	Director
Richard L. Clemmer	Director
Nancy E. Cooper	Director
Nicholas M. Donofrio	Director
Rajiv L. Gupta	Director
Joseph L. Hooley	Director
Merit E. Janow	Director
Sean O. Mahoney	Director
Paul M. Meister	Director
Robert K. Ortberg	Director
Colin J. Parris	Director
Ana G. Pinczuk	Director

The business address of the members of the board is Aptiv PLC, 5 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland. Kevin P. Clark is the only director who is also an employee of the Aptiv group. We are not otherwise aware of any potential conflicts of interest between the private interests or other duties of the directors and their duties to the Company.

The secretary of the Company is Katherine H. Ramundo. The business address of the Company’s secretary is Aptiv PLC, 5 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland.

DESCRIPTION OF NOTES

Definitions of certain terms used in this Description of Notes may be found under the heading “—Certain Definitions.” For purposes of this section, the term “Company” refers only to Aptiv International Holdings (UK) LLP (and its successors), Aptiv PLC’s directly owned subsidiary, and not to any of its subsidiaries; the term “Aptiv” refers only to Aptiv PLC and not to any of its subsidiaries; the term “Co-Obligor” refers only to Aptiv Corporation and not to any of its subsidiaries; the term “Issuers” refers to Aptiv PLC and Aptiv Corporation; the terms “we,” “our” and “us” refer to the Issuers and, unless the context otherwise requires, their respective subsidiaries. The Notes will initially be guaranteed (the “Note Guarantee”) by Aptiv Global Financing Limited (“AGFL”), an indirect subsidiary of Aptiv PLC. Aptiv Global Financing Limited is referred to as the “Guarantor.”

We will issue the 2.396% Senior Notes due 2025 (the “2025 Notes”), the 3.250% Senior Notes due 2032 (the “2032 Notes”) and the 4.150% Senior Notes due 2052 (the “2052 Notes” and, together with the 2025 Notes and the 2032 Notes, the “Notes”) pursuant to the Senior Notes Indenture, dated as of March 10, 2015 (the “Base Indenture”), as supplemented by a ninth supplemental indenture, to be dated as of February 18, 2022 (the “Ninth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuers, the Guarantor, Wilmington Trust, National Association, as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, as a registrar, paying agent and authenticating agent (the “Registrar and Paying Agent”). Each of the 2025 Notes, the 2032 Notes and the 2052 Notes will be issued as a separate series under the Indenture.

The Indenture contains provisions which define your rights under the Notes. In addition, the Indenture governs the obligations of the Issuers and the Guarantor under the Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.

The following description is meant to be only a summary of the provisions of the Indenture that we consider material. It does not restate the terms of the Indenture in their entirety. We urge that you carefully read the Indenture because the Indenture, and not this description, governs your rights as holders. You may request copies of the Indenture at our address set forth above under the heading “Where You Can Find More Information.”

Overview of the Notes

The Notes:

•	will be unsecured senior obligations of each of the Issuers;

•	will be guaranteed on an unsecured basis by the Guarantor;

•	will be senior in right of payment to all future subordinated obligations of each of the Issuers and the Guarantor; and

•

will be effectively junior to all existing and future secured indebtedness of each of the Issuers and the Guarantor to the extent of the value of the assets securing such secured indebtedness, and all Indebtedness, if any, of subsidiaries of each of the Issuers (other than the Guarantor).

Principal, Maturity and Interest

The Issuers will initially issue the 2025 Notes in an aggregate principal amount of $700,000,000, the 2032 Notes in an aggregate principal amount of $800,000,000 and the 2052 Notes in an aggregate principal amount of $1,000,000,000. The 2025 Notes will mature on February 18, 2025. The 2032 Notes will mature on March 1, 2032. The 2052 Notes will mature on May 1, 2052. The 2025 Notes will bear interest at a rate of 2.396% per annum, the 2032 Notes will bear interest at a rate of 3.250% per annum and the 2052 Notes will bear interest at a rate of 4.150% per annum, in each case from the Issue Date or from the most recent date to which interest has been paid or provided for.

The Issuers will pay interest on the 2025 Notes semi-annually to Holders of record at the close of business on the February 3 or August 3 immediately preceding the interest payment date on February 18 and August 18 of each year. The first interest payment date for the 2025 Notes will be August 18, 2022. The Issuers will pay interest on the 2032 Notes semi-annually to Holders of record at the close of business on the February 15 or August 15 immediately preceding the interest payment date on March 1 and September 1 of each year. The first interest payment date for the 2032 Notes will be September 1, 2022. The Issuers will pay interest on the 2052 Notes semi-annually to Holders of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date on May 1 and November 1 of each year. The first interest payment date for the 2052 Notes will be May 1, 2022. Interest will be payable on the basis of a 360-day year of twelve 30-day months.

We will issue the Notes in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Indenture May Be Used For Future Issuances

We may issue additional Notes of the same series as the Notes of a series offered hereby having identical terms and conditions to the Notes of such series that the Issuers are currently offering (the “Additional Notes”) under the Indenture from time to time; provided, however, that if such Additional Notes are not fungible with the other Notes of the same series for U.S. federal income tax purposes, such Additional Notes will not have the same “CUSIP” number or other applicable identification number as the other Notes of such series (it being understood that, as described in the “—U.S. Federal Income Tax Treatment” section below, any Additional Notes that have a different allocation than the initial allocation with respect to the outstanding Notes shall not be considered as not fungible for U.S. federal income tax purposes under this proviso solely as a result of such difference in allocation). Any Additional Notes will be part of the same series as the Notes of such series that the Issuers are currently offering and will vote on all matters with the Notes. We may also issue notes of different series under the Indenture from time to time.

Registrar and Paying Agent

The Issuers will pay the principal of, premium, if any, and interest on the Notes at any office of the Issuers or any agency designated by the Issuers. The Issuers have initially designated Deutsche Bank Trust Company Americas to act as the agent of the Issuers in such matters. The Issuers however, reserve the right to pay interest to the Holders by check mailed directly to Holders at their registered addresses or, with respect to global Notes, by wire transfer.

Holders may exchange or transfer their Notes at the Registrar and Paying Agent’s office. No service charge will be made for any registration or transfer or exchange of Notes. However, the Issuers may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional Redemption

2025 Notes

At any time prior to February 18, 2023, the Issuers may at their option redeem the 2025 Notes, in whole or in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the 2025 Notes to be redeemed; and

•

the sum of the present value of (i) the redemption price (100% of the principal amount of the 2025 Notes to be redeemed) on February 18, 2023 and (ii) all required remaining scheduled interest payments due on the 2025 Notes to be redeemed through February 18, 2023 (not including any portion of such payments of interest accrued and unpaid to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus accrued and unpaid interest on the principal amount of the 2025 Notes to be redeemed to, but not including, the redemption date. The Treasury Rate will be calculated on the third Business Day next preceding the date fixed for redemption (the “Calculation Date”).

If the 2025 Notes are redeemed at any time on or after February 18, 2023 (the “2025 Notes Par Call Date”), the 2025 Notes may be redeemed at a redemption price equal to 100% of the principal amount of the 2025 Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

2032 Notes

At any time prior to December 1, 2031 (three months prior to the maturity date of the 2032 Notes), the Issuers may at their option redeem the 2032 Notes, in whole or in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the 2032 Notes to be redeemed; and

•

the sum of the present value of (i) the redemption price (100% of the principal amount of the 2032 Notes to be redeemed) on December 1, 2031 and (ii) all required remaining scheduled interest payments due on the 2032 Notes to be redeemed through December 1, 2031 (not including any portion of such payments of interest accrued and unpaid to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus accrued and unpaid interest on the principal amount of the 2032 Notes to be redeemed to, but not including, the redemption date. The Treasury Rate will be calculated on the Calculation Date.

If the 2032 Notes are redeemed at any time on or after December 1, 2031 (three months prior to the maturity date of the 2032 Notes) (the “2032 Notes Par Call Date”), the 2032 Notes may be redeemed at a redemption price equal to 100% of the principal amount of the 2032 Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

2052 Notes

At any time prior to November 1, 2051 (six months prior to the maturity date of the 2052 Notes), the Issuers may at their option redeem the 2052 Notes, in whole or in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the 2052 Notes to be redeemed; and

•

the sum of the present value of (i) the redemption price (100% of the principal amount of the 2052 Notes to be redeemed) on November 1, 2051 and (ii) all required remaining scheduled interest payments due on the 2052 Notes to be redeemed through November 1, 2051 (not including any portion of such payments of interest accrued and unpaid to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus accrued and unpaid interest on the principal amount of the 2052 Notes to be redeemed to, but not including, the redemption date. The Treasury Rate will be calculated on the Calculation Date.

If the 2052 Notes are redeemed at any time on or after November 1, 2051 (six months prior to the maturity date of the 2052 Notes) (the “2052 Notes Par Call Date”; each of the 2025 Notes Par Call Date, the 2032 Notes Par Call Date and the 2052 Notes Par Call Date are referred to as a “Par Call Date”), the 2052 Notes may be redeemed at a redemption price equal to 100% of the principal amount of the 2052 Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

“Treasury Rate” means, with respect to any redemption date for any series of Notes, the yield determined by the Issuers in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuers after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Issuers shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date for the relevant series of Notes (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date for the relevant series of Notes on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Issuers shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date for the relevant series of Notes, as applicable. If there is no United States Treasury security maturing on the Par Call Date for the relevant series of Notes but there are two or more United States Treasury securities with a maturity date equally distant from such Par Call Date, one with a maturity date preceding such Par Call Date and one with a maturity date following such Par Call Date, the Issuers shall select the United States Treasury security with a maturity date preceding such Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date for the applicable series of Notes or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuers shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Issuers’ actions and determinations in determining the redemption price for the Notes of any series shall be conclusive and binding for all purposes, absent manifest error.

Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, or delivered electronically if held by any depositary in accordance with such depositary’s customary procedures, not less than 10 nor more than 60 days prior to the redemption date. If the Issuers partially redeem the Notes of a series, the Registrar and Paying Agent, subject to the procedures of The Depository Trust Company, will select the Notes of the applicable series to be redeemed on a pro rata basis, by lot or by such other method in accordance with the procedures of The Depository Trust Company, although no Note less than $2,000 in original principal amount will be redeemed in part. If the Issuers redeem any Note in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes of the applicable series or portions of such series of Notes called for redemption so long as the Issuers have deposited with the Registrar and Paying Agent funds sufficient to pay the principal of the Notes to be redeemed, plus accrued and unpaid interest thereon. Any notice of redemption may be conditioned on the satisfaction of one or more conditions precedent.

Except as described above and as described in “—Special Mandatory Redemption” and “—Tax Redemption” below, the Notes will not be redeemable by us prior to maturity. In addition, the Notes will not be entitled to the benefit of any sinking fund.

Special Mandatory Redemption

In the event that Aptiv does not consummate the Acquisition on or prior to July 10, 2023, or if prior to such date, the definitive agreement relating to the Acquisition is terminated, then the Issuers will redeem all of the 2032 Notes and 2052 Notes, on the special mandatory redemption date (as defined below) at a redemption price equal to 101% of the principal amount of each of the 2032 Notes and the 2052 Notes, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the special mandatory redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The “special mandatory redemption date” means the earlier to occur of (1) July 10, 2023, if the Acquisition has not been completed on or prior to July 10, 2023, and (2) the fifth business day following the termination of the definitive agreement relating to the Acquisition for any reason.

The Issuers will cause the notice of special mandatory redemption to be sent, with a copy to the Trustee, within one business day after the occurrence of the event triggering redemption to each Holder at its registered address. If funds sufficient to pay the special mandatory redemption price of the 2032 Notes or the 2052 Notes to be redeemed on the special mandatory redemption date are deposited with the Trustee on or before such special mandatory redemption date, plus accrued and unpaid interest, if any, to the special mandatory redemption date, such series of Notes will cease to bear interest.

U.S. Federal Income Tax Treatment

On the Issue Date, all or a portion of the proceeds of the offering of the Notes of each series will be borrowed by Aptiv Corporation and the remaining portion of the proceeds of the offering of the Notes of such series, if any, will be borrowed by Aptiv. The portion of the proceeds of Notes of each series that will be borrowed by Aptiv Corporation and the portion of the proceeds of Notes of each series that will be borrowed by Aptiv, in each case, on the Issue Date, and after any subsequent change to such allocation (as discussed below), will be made available to a Holder or beneficial owner upon request by contacting Aptiv Investor Relations (which can be reached through Aptiv’s website or at ir@aptiv.com). Although the Notes of each series are co-issued by the Issuers and, therefore, each of the Issuers is liable for repayment of the Notes of each series and all interest and additional amounts thereon in their entirety, the Issuers intend to treat, for U.S. federal income tax purposes, Aptiv Corporation and Aptiv, respectively, as the issuer of only the portion of the Notes of each series borrowed by each such Issuer. In addition, the interest and principal due on the portion of the Notes of each series borrowed by each Issuer will be paid, on a pro rata basis, by (or on behalf of) the applicable Issuer. Notwithstanding the foregoing or anything to the contrary in the Indenture, (x) each Holder and beneficial owner acknowledge that Aptiv Corporation and Aptiv have the right to change the foregoing allocations between Aptiv Corporation and Aptiv for any reason (including, but not limited, as a result of a redemption of any Notes of a series or the issuance of Additional Notes with respect to such series, in each case, in a different allocation than the initial allocation with respect to the outstanding Notes of such series), (y) the Issuers are entitled (i) not to treat any Additional Notes of a series that have a different allocation than the initial allocation with respect to the outstanding Notes of such series as non-fungible for U.S. federal income tax purposes solely as a result of such different allocation, and (ii) to treat the issuance of Additional Notes of a series as resulting in a change in the allocation of the outstanding Notes of such series so as to have the same allocation across the Additional Notes of such series and the outstanding Notes of such series, and (z) each Holder and beneficial owner agree and acknowledge that any applicable withholding agent may withhold U.S. federal withholding tax (including any withholding imposed under FATCA) from any interest payment made on any Note of a series to or for the benefit of any person who is not a “United States person,” as such term is defined for U.S. federal income tax purposes, and pay such withheld amounts to the U.S. Internal Revenue Service (“IRS”), in each case in accordance with applicable law, unless such person provides documentation to the applicable withholding agent such that an exemption from such U.S. federal withholding tax would apply to such payment (provided that, the amount of any such withholding may be determined (regardless of the actual allocation) as if interest on such Note were treated entirely as U.S.-source income for U.S. federal income tax purposes).

Note Guarantees

The Guarantor, as a primary obligor and not merely as a surety, will irrevocably and unconditionally guarantee on a senior unsecured basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture (including obligations to the Trustee and the Registrar and Paying Agent) and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Guarantor being herein called the “Guaranteed Obligations”). The Guarantor is 100% owned, directly or indirectly, by Aptiv.

The Guarantor will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee in enforcing any rights under the Note Guarantee. The Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the Guarantor without rendering the Note Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

The Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations (subject to release as described below), (b) be binding upon the Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

The Note Guarantee of the Guarantor will be released without any further action required on the part of the Trustee or any holder: (a) upon (i) the sale or other disposition (including by way of consolidation, merger, dissolution or otherwise) of the Capital Stock of the Guarantor such that it is no longer a Subsidiary of either of the Issuers or (ii) the sale or other disposition of all or substantially all of the assets of the Guarantor; (b) when the Guarantor is no longer an obligor (whether as an issuer or guarantor) on any of Aptiv’s senior notes outstanding on the Issue Date; or (c) upon legal or covenant defeasance or satisfaction and discharge of the Notes.

The Issuers, at their option, may cause any other Subsidiary of the Issuers to become a Guarantor.

Ranking

The indebtedness evidenced by the Notes and the Note Guarantees is unsecured and ranks pari passu in right of payment to the senior indebtedness of each of the Issuers and the Guarantor, respectively. All of Aptiv’s currently outstanding notes are obligations of each of the Co-Obligor and the Guarantor.

The Notes are unsecured obligations of each of the Issuers. Secured debt and other secured obligations of each of the Issuers will be effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations.

As of December 31, 2021, after giving effect to the offering of the Notes, the Issuers and the Guarantor would have had total indebtedness of $6,525 million.

Aptiv currently conducts substantially all of its operations through its subsidiaries. Creditors of such subsidiaries (other than the Co-Obligor and the Guarantor), including trade creditors, and preferred stockholders, if any, of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of Aptiv, including Holders. The Notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of the subsidiaries of Aptiv other than the Co-Obligor or the Guarantor.

Our non-guarantor subsidiaries contribute substantially all of our revenues and operating income, and had total assets of $15,698 million and total liabilities of $5,355 million, including total debt of $14 million, or 87% of our total assets and 57% of our total liabilities, as of December 31, 2021 (giving effect to intercompany eliminations).

The Indenture does not limit the incurrence of indebtedness by each of the Issuers or any of their respective subsidiaries. Each of the Issuers and their respective subsidiaries may be able to incur substantial amounts of additional Indebtedness in certain circumstances.

Such Indebtedness may be senior indebtedness and, subject to the limitations under “—Certain Covenants—Limitation on Liens” below, may also be secured.

The Notes will rank equally in all respects with all other senior indebtedness of each of the Issuers. Unsecured Indebtedness is not deemed to be subordinate or junior to secured indebtedness merely because it is unsecured.

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event in respect of Notes of a series, each Holder of Notes of such series will have the right to require the Issuers to purchase all or any part of such Holder’s Notes of such a series at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Change of Control Triggering Event” means, with respect to the Notes of a series, the occurrence of both a (1) Change of Control and (2) (i) the ratings of the Notes of the applicable series are downgraded by each of the Ratings Agencies during the 60-day period (the “Trigger Period”) commencing on the earlier of (x) the occurrence of such Change of Control or (y) the first public announcement of the occurrence of such Change of Control or our intention to effect such Change of Control (which Trigger Period will be extended so long as the ratings of the Notes of such series are under publicly announced consideration for possible downgrade by any of the Ratings Agencies) and (ii) the Notes of such series are rated below an Investment Grade Rating by each of the Ratings Agencies on any date during the Trigger Period; provided that (x) a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if each Ratings Agency does not publicly announce or confirm or inform the Trustee in writing at our request that the reduction was the result of the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Change of Control Triggering Event) and (y) the Trigger Period will terminate with respect to each Ratings Agency when such Ratings Agency takes action (including affirming its existing ratings) with respect to such Change of Control. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Change of Control” means the occurrence of any of the following:

(1)

any transaction occurs (including a merger or consolidation of Aptiv) following which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuers; or

(2)

sale, lease or transfer (for the avoidance of doubt, other than a transfer to Aptiv or one of its Subsidiaries), in one or a series of related transactions, of all or substantially all the assets of Aptiv and its Subsidiaries, taken as a whole, to a Person in which any person (as defined above) holds or acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the total voting power of the Voting Stock of such transferee Person.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) Aptiv becomes a direct or indirect Subsidiary of a holding company and (2) no person (as defined above) (other than a holding company) owns, directly or indirectly, a majority of the voting power of the Equity Interests of such holding company.

Within 30 days following any Change of Control Triggering Event, with respect to a series of Notes, an Issuer shall (unless prior to such date such Change of Control Triggering Event ceases to exist) deliver by mail or electronic means a notice to each Holder of Notes of such series with a copy to the Trustee (the “Change of Control Offer”), stating:

(1)

that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Issuers to purchase all or a portion of such Holder’s Notes of such series at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control Triggering Event;

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is delivered); and

(4)	the instructions determined by the Issuers, consistent with this covenant, that a Holder must follow in order to have its Notes of such series purchased.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control Triggering Event with respect to the Notes of the applicable series if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes of such series validly tendered and not withdrawn under such Change of Control Offer. In addition, the Issuers will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if the Notes of the applicable series have been or are called for redemption by the Issuers prior to them being required to deliver notice of the Change of Control Offer, and thereafter redeem all Notes of such series called for redemption in accordance with the terms set forth in such redemption notice. Notwithstanding anything to the contrary contained herein, a revocable Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditioned upon the consummation of the relevant Change of Control, if a definitive agreement is in place for such Change of Control at the time the Change of Control Offer is made.

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control Triggering Event purchase feature is a result of negotiations between the Issuers and the underwriters. Management of Aptiv has no present intention to engage in a transaction involving a Change of Control, although it is possible that Aptiv would decide to do so in the future. Subject to the limitations discussed below, Aptiv could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect Aptiv’s capital structure or credit ratings.

The occurrence of certain of the events which would constitute a Change of Control could constitute a default under the Credit Agreement. Future senior indebtedness of each of the Issuers and their respective subsidiaries may contain prohibitions of certain events which would constitute a Change of Control or require such senior indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuers to purchase the Notes could cause a default under the Credit Agreement or such other senior indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers or restrictions contained in the Credit Agreement or the applicable agreements governing such other senior indebtedness. Finally, the Issuers’ ability to pay cash to the Holders upon a purchase may be limited by each of the Issuers’ then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

The provisions under the Indenture relative to the Issuers’ respective obligations to make an offer to purchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Tax Redemption

The Issuers may redeem the Notes of a series as a whole but not in part, at their option at any time prior to maturity, upon the giving of a notice of redemption to the holders, if the Issuers determine that, as a result of:

•

any change in or amendment to the laws, or any regulations or rulings promulgated under the laws, of a Relevant Jurisdiction (as defined below under “—Payment of Additional Amounts”) affecting taxation, or

•	any change in or amendment to an official position regarding the application or interpretation of the laws, regulations or rulings referred to above,

which change or amendment is announced and becomes effective after the Issue Date (or, if the Relevant Jurisdiction becomes a Relevant Jurisdiction on a date after the Issue Date, after such later date) (each of the foregoing, a “Change in Tax Law”), each of the Issuers or the Guarantor is or will become obligated to pay Additional Amounts with respect to the Notes of such series or the Note Guarantees on the next succeeding interest payment date, as described below under “—Payment of Additional Amounts” (but in the case of the Guarantor, only if the payments giving rise to such obligation cannot be made by the Issuers or another Guarantor without the obligation to pay Additional Amounts) and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to the Issuers or the Guarantor. The redemption price will be equal to 100% of the principal amount of the Notes of such series plus accrued and unpaid interest to but excluding the date fixed for redemption (a “Tax Redemption Date”), and all Additional Amounts (if any) then due or which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of the Notes of such series on any record date occurring prior to the Tax Redemption Date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof). The date and the applicable redemption price will be specified in the notice of tax redemption. Notice of such redemption will be irrevocable, and must be mailed by first-class mail to each Holder’s registered address, or delivered electronically if held by any depositary in accordance with such depositary’s customary procedures, not less than 15 nor more than 60 days prior to the earliest date on which we would be obligated to pay such Additional Amounts if a payment in respect of the Notes of a series were actually due on such date. No such notice of redemption will be given unless, at the time such notification of redemption is given, such obligation to pay such Additional Amounts remains in effect.

Prior to giving the notice of tax redemption, we will deliver to the Trustee:

•

a certificate signed by a duly authorized officer stating that the Issuers are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuers to so redeem have occurred; and

•

an opinion of independent tax counsel of recognized standing qualified under the laws of the Relevant Jurisdiction, selected by us, to the effect that the Issuers are or would be obligated to pay Additional Amounts as a result of a Change in Tax Law.

The foregoing provisions shall apply mutatis mutandis to any successor to the Issuers or the Guarantor.

Payment of Additional Amounts

Payments made by the Issuers, the Guarantor or a paying agent, as applicable, on the Notes or in respect of the Note Guarantee will be made free and clear of, and without withholding or deduction for or on account of, any present or future income, stamp or other tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever (“Taxes”), unless the Issuers, the Guarantor or a paying agent is required to withhold or deduct Taxes by law.

If any withholding or deduction for or on account of Taxes imposed or levied by or on behalf of Jersey, Ireland, any other jurisdiction (other than the United States or any state thereof or the District of Columbia, or any political subdivision of any such state or the District of Columbia, or taxing authority or agency thereof or therein) in which the Issuers or the Guarantor is incorporated, organized, engaged in business or otherwise resident for tax purposes, or any other jurisdiction (other than the United States or any state thereof or the District of Columbia, or any political subdivision of any such state or the District of Columbia, or taxing authority or agency thereof or therein) from or through which such payment is made, or in each case any political subdivision or taxing authority or agency thereof or therein (each, a “Relevant Jurisdiction”) is at any time required by law to be made from any payment made with respect to the Notes of a series or the Note Guarantee, the Issuers, or the Guarantor, as applicable, will pay such additional amounts (“Additional Amounts”) on the Notes of such series or in respect of the Note Guarantee as may be necessary so that the net amount received by each holder of the Notes of such series (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to Taxes:

(1)

that would not have been imposed but for the Holder or the beneficial owner of such Note (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership or corporation) being considered as having a present or former connection with a Relevant Jurisdiction (other than a connection arising solely as a result of the acquisition, ownership or disposition of the Notes, the receipt of any payment under or with respect to the Notes or the Note Guarantee, or the exercise or enforcement of any rights under or with respect to the Notes, the Indenture or the Note Guarantee), including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled therein or a national thereof or being or having been engaged in a trade or business therein or having or having had a permanent establishment therein;

(2)

that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the Relevant Jurisdiction of the Holder or beneficial owner, if compliance is required by statute, by regulation of the Relevant Jurisdiction or by an applicable income tax treaty to which the Relevant Jurisdiction is a party as a precondition to exemption from such Tax;

(3)	payable other than by withholding from payments of principal of or interest on the Notes or from payments in respect of the Note Guarantee;

(4)

that would not have been imposed but for a change in law, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(5)	that are estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property or similar Taxes;

(6)	required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other paying agent;

(7)

that would not have been imposed but for the presentation by the holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(8)

that are imposed under Sections 1471 through 1474 of the Code as of the Issue Date (or any amended or successor provision that is substantively comparable), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code as of the Issue Date (or any amended or successor provision that is substantively comparable) or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(9)	in the case of any combination of items (1), (2), (3), (4), (5), (6), (7) and (8);

nor shall Additional Amounts be paid with respect to any payment of the principal of or interest, if any, on any Note or any payment in respect of the Note Guarantee to any such holder who is a fiduciary or a partnership that is not the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or the beneficial owner would not have been entitled to such Additional Amounts had it been the holder of the Note.

The Issuers, the Guarantor or the paying agent, as applicable, will (i) make any required withholding or deduction, and (ii) remit the full amount deducted or withheld by it to the relevant jurisdiction in accordance with applicable law.

All references in this prospectus supplement and the accompanying prospectus, other than under “—Defeasance” and “—Satisfaction and Discharge” in this prospectus supplement, to the payment of the principal or interest, if any, on or the net proceeds received on the sale or exchange of, any Notes or any payment made under the Note Guarantee shall be deemed to include Additional Amounts to the extent that, in that context, Additional Amounts are, were or would be payable.

In addition, the Issuers shall pay any present or future stamp, issue, registration, court, documentary, excise, property, or similar Taxes (i) imposed by any Relevant Jurisdiction in respect of the execution, issuance, delivery, or registration of the Notes, the Note Guarantee, the Indenture, or any other document or instrument referred to therein, or the receipt of any payments with respect to the Notes, or (ii) imposed by any jurisdiction in respect of the enforcement of the Notes, the Note Guarantee, the Indenture, or any other document or instrument referred to therein.

The Issuers’ and the Guarantor’s respective obligations to pay Additional Amounts if and when due will survive the termination of the Indenture and the payment of all other amounts in respect of the Notes and shall apply mutatis mutandis to any successor of either of the Issuers or the Guarantor, and to any jurisdiction (other than the United States or any state thereof or the District of Columbia, or any political subdivision of any such state or the District of Columbia, or taxing authority or agency thereof or therein) in which such successor is incorporated, organized, engaged in business or otherwise resident for tax purposes, and any political subdivision or governmental authority thereof or therein.

Certain Covenants

The Indenture contains covenants including, among others, those summarized below.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any Principal Property (as defined below) or Capital Stock of a Restricted Subsidiary, whether owned at the Issue Date or thereafter acquired, which Initial Lien secures any Indebtedness, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured, other than the following (“Permitted Liens”):

(1)	Liens securing Indebtedness under Credit Facilities in an aggregate principal amount not to exceed $2,075 million;

(2)

pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases, subleases, licenses or sublicenses to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety, stay, customs, replevin or appeal bonds to which such Person is a party, or deposits as security or for the payment of rent, in each case incurred in the ordinary course of business;

(3)

Liens imposed by law, such as carriers’, warehousemen’s and mechanics’, materialman’s, repairman’s, landlord’s, workman’s, supplier’s and other like Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(4)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(5)

Liens in favor of issuers of surety or performance bonds or letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6)

survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)

Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that the Lien may not extend to any other property (other than accessions thereto, proceeds and products thereof and property related to the property being financed or through cross-collateralization of individual financings of equipment provided by the same lender) owned by such Person or any of its Subsidiaries at the time the Lien is incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 270 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(8)

Liens existing on the Issue Date and extensions, renewals, refinancings and replacements of any such Liens (including any future Liens securing Indebtedness that the Company designates as a “replacement” of such Liens for purposes of this clause, even if such new Indebtedness is not issued concurrently with the repayment of the indebtedness so secured, the proceeds thereof are not used to repay such Indebtedness secured by such Liens or such Indebtedness is incurred for different purposes and by a different borrower) so long as the principal amount of Indebtedness (including for this purpose, revolving commitments under the Credit Agreement as in effect on the Issue Date immediately before the issuance of the Notes, which shall be deemed to be outstanding for these purposes even if undrawn) or other obligations secured thereby is not increased (other than to cover premiums, fees, accrued interest and any expenses of such extension, renewal, refinancing or replacement) and so long as such Liens are not extended to any other property of the Company or any of its Subsidiaries (other than pursuant to blanket lien or after acquired property clauses existing in the applicable agreements (including any obligation to have new guarantors provide liens on the same assets owned by it));

(9)

Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens do not extend to any other property owned by such Person or any of its Subsidiaries, except proceeds and products thereof and improvements thereon or pursuant to after acquired property clauses existing in the applicable agreements at the time such Person becomes a Subsidiary which do not extend to property transferred to such Person by the Company or a Restricted Subsidiary;

(10)

Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or any Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens do not extend to any other property owned by such Person or any of its Subsidiaries other than proceeds or products thereof and accessions thereto;

(11)	Liens securing Indebtedness or other obligations of the Company or a Subsidiary owing to the Company or a Subsidiary of the Company;

(12)

Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (9) and (10); provided, however, that:

(A)	such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds, dividends or distributions in respect thereof) and

(B)	the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(i)

the outstanding principal amount or, if greater, committed amount of the indebtedness secured by Liens described under clauses (7), (9) or (10) at the time the original Lien became a Permitted Lien under the Indenture; and

(ii)	an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings;

(13)	judgment Liens not giving rise to an Event of Default;

(14)

Liens securing Indebtedness consisting of (A) the financing of insurance premiums with the providers of such insurance or their affiliates and (B) take-or-pay obligations contained in supply arrangements in the ordinary course of business; and

(15)

other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens incurred pursuant to this clause (15), when aggregated with the amount of Attributable Debt outstanding and incurred in reliance on clause (5) under “—Certain Covenants—Limitation on Sale and Leaseback Transactions,” does not exceed 15.0% of Consolidated Total Assets at the time any such Lien is granted; provided, however, notwithstanding whether this clause (15) would otherwise be available to secure Indebtedness, Liens securing Indebtedness originally secured pursuant to this clause (15) may secure Refinancing Indebtedness in respect of such Indebtedness and such Refinancing Indebtedness shall be deemed to have been secured pursuant to this clause (15).

“Principal Property” means any manufacturing or production plant located in the United States of America (including fixtures but excluding leases and other contract rights which might otherwise be deemed real property) owned by the Company or any Restricted Subsidiary, whether owned on the date hereof or thereafter, provided each such plant has a net book value at the date as of which the determination is being made of in excess of 1% of the Consolidated Total Assets of the Company and its Subsidiaries, other than any such plant which, in the opinion of the Board of Directors (evidenced by a certified board resolution thereof delivered to the Trustee), is not of material importance to the business conducted by the Company and its Subsidiaries taken as a whole. As of the Issue Date, neither the Company nor any Restricted Subsidiary owns any “Principal Property.” If the Company acquires property in the future that is “Principal Property,” it will be subject to this covenant.

Any Lien created for the benefit of the Holders of the Notes pursuant to the first paragraph of this covenant shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in the definition of “Permitted Liens,” the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property unless:

(1)	the Sale and Leaseback Transaction is solely with the Company or a Subsidiary of the Company;

(2)	the lease is for a period not in excess of 24 months, including renewals;

(3)

the Company or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1) through (14) of the definition of “Permitted Liens,” without equally and ratably securing the Notes then outstanding under the Indenture, to create, incur, issue, assume or guarantee Indebtedness secured by a Lien on such property in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction;

(4)

the Company or such Restricted Subsidiary within 360 days after the sale of such Principal Property in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such Principal Property to (i) the permanent retirement of Notes, other Indebtedness of each of the Issuers ranking on a parity with the Notes or Indebtedness of the Company or a Subsidiary of the Company or (ii) the purchase of property; or

(5)	the Attributable Debt of the Company and its Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the Issue Date

(other than any such Sale and Leaseback Transaction as would be permitted as described in clauses (1) through (4) of this sentence), plus the aggregate principal amount of Indebtedness secured by Liens on properties then outstanding (not including any such Indebtedness secured by Liens described in clauses (1) through (14) of the definition of “Permitted Liens”) which do not equally and ratably secure such outstanding Notes (or secure such outstanding Notes on a basis that is prior to other Indebtedness secured thereby), would not exceed 15% of Consolidated Total Assets.

Merger and Consolidation

Aptiv will not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets in one or a series of related transactions to, any Person, unless:

(1)

the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, limited liability company, limited liability partnership, limited company, or other similar organization organized and existing under the laws of (x) the United States of America or any State thereof or the District of Columbia or (y) the United Kingdom, Jersey and any other jurisdiction in the Channel Islands, any member state of the European Union as in effect on the Issue Date, Switzerland, Bermuda, the Cayman Islands or Singapore, provided that, the Successor Company (if not Aptiv) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all the obligations of Aptiv under the Indenture and the Notes (and, if the Successor Company is not a corporation, the Issuers shall cause a corporate co-issuer to become a co-obligor on the Notes);

(2)	immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(3)

the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, Aptiv under the Indenture, and the predecessor Issuers other than in the case of a lease, will be released from the obligation to pay the principal of and interest on the Notes.

In addition, the Co-Obligor will not, directly or indirectly, consolidate with or merge with or into any Person unless:

(1)(A)

the resulting, surviving or transferee Person (the “Successor Co-Obligor”) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all the obligations of the Guarantor under its Note Guarantee;

(B)	immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(C)

the Issuers will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; or

(2)	such Issuer will no longer be a Subsidiary of Aptiv, in which case it shall be released from its obligation in connection therewith.

The Successor Co-Obligor will succeed to, and be substituted for, and may exercise every right and power of, the Co-Obligor under the Indenture, and the predecessor Co-Obligor will be released from the obligation to pay the principal of and interest on the Notes.

Notwithstanding the first paragraph above or the immediately preceding paragraph: (A) any Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to an Issuer, the

Guarantor or any Subsidiary of the Company; and (B) the Issuers and the Guarantor may merge with an Affiliate organized solely for the purpose of reorganizing the Issuers or the Guarantor in another jurisdiction.

Defaults

Each of the following is an “Event of Default” with respect to the Notes of a series:

(1)	a default in any payment of interest on the Notes of such series when due and payable that continues for 30 days;

(2)

a default in the payment of principal of any Note of such series when due and payable at its Stated Maturity, upon optional redemption or required repurchase, upon declaration of acceleration or otherwise;

(3)

the failure by the Issuers or the Guarantor to comply with their respective obligations under the covenant described under “—Certain Covenants—Merger and Consolidation” above with respect to the Notes of such series;

(4)

the failure by Aptiv or any Restricted Subsidiary to comply for 60 days after notice with any of its obligations under the covenant described under “—Change of Control Triggering Event” above (other than a failure to purchase Notes of such series);

(5)

the failure by Aptiv or any Subsidiary to comply for 90 days after notice as specified in the Indenture with its other agreements contained in the Indenture with respect to the Notes of such series; and

(6)	certain events of bankruptcy, insolvency or reorganization of either of the Issuers (the “bankruptcy provisions”).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4) or (5) will not constitute an Event of Default with respect to any Notes until the Trustee notifies the Issuers or the Holders of at least 25% in principal amount of the outstanding Notes of a series and notes of all series affected thereby notify the Issuers and the Trustee of the default and the Issuers do not cure such default within the time specified in clauses (4) or (5) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers) occurs and is continuing, the Trustee (at the direction of the Holders) or the Holders of at least 25% in principal amount of the outstanding Notes of a series and all other notes issued under the Indenture affected thereby (all such series voting as a single class) by notice to the Issuers may declare the principal of and accrued but unpaid interest on all of the Notes of such series and such other notes of the affected series to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of either of the Issuers occurs, the principal of and interest on all of the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes of a series and all other notes issued under the Indenture affected thereby (all such series voting as a single class) may rescind any such acceleration and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note of a series may pursue any remedy with respect to the Indenture or the Notes of such series unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	Holders of at least 25% in principal amount of the outstanding Notes of such series and all other notes of all series affected thereby have requested the Trustee in writing to pursue the remedy,

(3)	such Holder has offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the Holders of a majority in principal amount of the outstanding Notes of such series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes of a series and all other notes of all series affected thereby will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes of such series. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to security or indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses.

If a Default occurs and is continuing and is actually known to the Trustee with respect to the Notes of a series, the Trustee must deliver to each Holder of the Notes of such series, notice of the Default within 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuers will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Issuers are taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture or the Notes of a series may be amended as it relates to the Notes of such series with the written consent of the Holders of a majority in principal amount of the Notes of such series then outstanding and all other notes issued under the Indenture affected thereby (all such series voting as a single class) and any past default or compliance with any provisions with respect to the Notes of a series may be waived with the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding and all other notes of all series affected thereby voting as a single class. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things:

(1)	reduce the amount of the Notes whose Holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or extend the Stated Maturity of any Note;

(4)	reduce the premium payable upon the redemption of any Note or change the scheduled date at which any Note may be redeemed as described under “—Optional Redemption” above;

(5)	make any Note payable in money other than that stated in the Note;

(6)

impair the right of any Holder of Notes to receive payment of principal of, and interest on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(7)	make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions.

Notwithstanding anything herein or otherwise, the provisions under the Indenture relative to the Issuers’ respective obligations to make any offer to repurchase the Notes as a result of a Change of Control Triggering Event as described under the heading “—Change of Control Triggering Event” above may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Without the consent of any Holder of the Notes, the Issuers and the Trustee, as applicable, may amend the Indenture and the Notes to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor corporation of the respective obligations of the Issuers or the Guarantor under the Indenture;

(3)

provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(4)	add additional Note Guarantees or to confirm and evidence the release, termination or discharge of the Note Guarantee when such release, termination or discharge is permitted under the Indenture;

(5)	add to the covenants of the Company or the Issuers for the benefit of the Holders of Notes or to surrender any right or power conferred upon the Company or the Issuers;

(6)	make any amendment to the provisions of the Indenture relating to the form, authentication, transfer and legending of Notes; provided, however, that

(A)	compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and

(B)	such amendment does not materially affect the rights of Holders to transfer Notes;

(7)	comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA;

(8)	to establish the form or forms or terms of notes of any series as permitted under the provisions of the Indenture relating to the issuance of notes in series;

(9)	convey, transfer, assign, mortgage or pledge as security for the Notes any property or assets in accordance with the covenant described under “—Certain Covenants—Limitation on Liens;”

(10)	conform any provision of the Indenture or the Notes to this “Description of Notes;” or

(11)	make any other change that does not adversely affect the rights of any Holder in any material respect.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment or waiver. It will be sufficient if such consent approves the substance of the proposed amendment or waiver.

After an amendment becomes effective, the Issuers are required to deliver to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

A Holder will be able to transfer or exchange Notes in accordance with the restrictions set forth in the Indenture. Upon any transfer or exchange, the Registrar and Paying Agent and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange that are required by law or permitted by the Indenture. The Issuers will not be required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the Holder will be treated as the owner of such Note for all purposes.

Satisfaction and Discharge

When (1) the Issuers deliver to the Trustee or Registrar and Paying Agent all outstanding Notes of a series for cancellation or (2) all outstanding Notes of a series have become due and payable or will become due and payable within one year, whether at maturity or on a redemption date as a result of the delivery by the Issuers of a notice of irrevocable redemption to the Trustee or Registrar and Paying Agent and, in the case of clause (2), the Issuers deposit with the Trustee or Registrar and Paying Agent funds or U.S. Government Obligations sufficient to pay at maturity or upon redemption all outstanding Notes of such series, including premium, if any, interest thereon to maturity or such redemption date, and if in any case the Issuers pay all other sums payable under the Indenture by the Issuers with respect to the Notes of such series, then the Indenture shall, subject to certain exceptions, cease to be of further effect with respect to all outstanding Notes of such series; provided that in a discharge in connection with any redemption that requires the payment of a premium based on the Treasury Rate plus a specified amount of basis points (the “Applicable Premium”), the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium with respect to such series of Notes calculated as of the date of the notice of redemption, with any deficit on the date of redemption (the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of the redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption.

Defeasance

The Issuers may, as described below, at any time terminate all their and the Guarantor’s respective obligations under the Indenture with respect to a series of Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a Registrar and Paying Agent in respect of the Notes of a series.

In addition, the Issuers may, as described below, at any time terminate in respect of the Notes of a series:

(1)	their respective obligations under the covenants described under “—Change of Control Triggering Event” and “—Certain Covenants,” and

(2)

the operation of the covenant default provisions and the bankruptcy provisions (other than with respect to the Issuers) described under “—Defaults” above (“covenant defeasance” and such provisions the “defeased provisions”).

In the event that the Issuers exercise their legal defeasance option or their covenant defeasance option with respect to the Notes of a series, the Guarantor will be released from all of its obligations with respect to its Note Guarantee in respect of such series of Notes.

The Issuers may exercise their legal defeasance option notwithstanding its prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option with respect to the Notes of a series, payment of the Notes of such series may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option with respect to the Notes of a series, payment of the Notes of such series may not be accelerated because of an Event of Default specified in, or resulting from a breach of, the defeased provisions.

In order to exercise either defeasance option with respect to the Notes of a series, the Issuers must deposit in trust (the “defeasance trust”) with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, without consideration of any reinvestment of such principal and interest, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of, premium (if any) and interest in respect of the Notes of such series to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that beneficial owners of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. federal income tax law).

Book-Entry, Delivery and Form

The Notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (the “Global Notes”). The Global Notes will be deposited upon issuance with The Depository Trust Company, New York, New York (“DTC”), and registered in the name of a nominee of DTC in the form of a global certificate. DTC has advised us that pursuant to procedures established by it (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or Holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Notes for all purposes under the indenture governing the Notes. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the Notes.

Payments of the principal of, premium, if any, and interest (including additional interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Notes. None of the Issuers, the Trustee or any paying agent under the indenture governing the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

DTC has advised us that its present practice is, upon receipt of any payment of principal, premium, if any, and interest (including additional interest) on the Global Notes, to credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC. Payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a Holder requires physical delivery of a certificated security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such Holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the Notes.

DTC has advised us that it will take any action permitted to be taken by a Holder of Notes, including the presentation of Notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the Notes, DTC will exchange the Global Notes for certificated securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the Notes sold outside of the United States and cross-market transfers of the Notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When Notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive Notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the Notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending Notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer Notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these Notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the Notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

Certificated Securities

A Global Note is exchangeable for certificated securities if:

•

DTC (1) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (2) has ceased to be a Clearing Agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary;

•

we, at our option, notify the Trustee in writing that we elect to cause the issuance of the Notes in certificated form (provided that under current industry practices, DTC would notify participants of our determination, but would only withdraw beneficial interests from a Global Note at the request of participants); or

•	there has occurred and is continuing a default or an event of default with respect to the Notes.

Concerning the Trustee and the Registrar and Paying Agent

Wilmington Trust, National Association is the Trustee under the Indenture and Deutsche Bank Trust Company Americas has been appointed by the Issuers as Registrar and Paying Agent with regard to the Notes. The Trustee and its affiliates have engaged and may in the future engage in financial or other transactions with the Issuers, the Guarantor and their respective affiliates in the ordinary course of their respective businesses, subject to the TIA.

The Registrar and Paying Agent have engaged, currently are engaged, and may in the future engage in financial or other transactions with the Issuers, the Guarantor and their respective affiliates in the ordinary course of their respective businesses.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Additional Notes” has the meaning given to such term under “—Indenture May Be Used for Future Issuances.”

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction that does not result in a Capitalized Lease Obligation, the present value (computed in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of:

(1)

the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated); and

(2)	the Attributable Debt determined assuming no such termination.

“Board of Directors” means the board of directors of either of the Issuers or any committee thereof duly authorized to act on behalf of the board of directors of either of the Issuers.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

“Cash Management Obligations” means obligations in respect of overdraft and related liabilities arising from treasury, depositary and cash management services or any automated clearing house transfers of funds or participating in commercial (or purchasing) card programs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consolidated Total Assets” means, at any time, the total consolidated assets of the Company and its Subsidiaries, as shown on the most recent balance sheet of the Company at such time calculated on a pro forma basis to give effect to any acquisition or disposition of any Person or line of business after the date thereof.

“Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of June 24, 2021, by and among Aptiv PLC, Aptiv Corporation, Aptiv Global Financing Limited, the subsidiary borrowers from time to time party thereto, the several lenders and issuing banks from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be further amended (including any amendment and restatement thereof), supplemented, extended or otherwise modified from time to time.

“Credit Facilities” means (1) the Credit Agreement and (2) one or more debt facilities, indentures or other agreements refinancing, replacing, amending, restating or supplementing (whether or not contemporaneously and whether or not related to the agreements specified above) or otherwise restructuring or increasing the amount of available borrowings or other credit extensions under or making Subsidiaries of the Company a borrower, additional borrower or guarantor under, all or any portion of the Indebtedness under such agreement or any successor, replacement or supplemental agreement and whether including any additional obligors or with the same or any other agent, lender or group of lenders or with other financial institutions or lenders.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Domestic Subsidiary” means any Subsidiary that was formed under the laws of the United States, any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(2)	statements and pronouncements of the Financial Accounting Standards Board,

(3)	such other statements by such other entities as approved by a significant segment of the accounting profession, and

(4)

the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

Notwithstanding the foregoing, any lease of the Company or its Subsidiaries that would have been classified and accounted for as an operating lease under GAAP prior to the change in GAAP pursuant to the Financial Accounting Standards Board’s Accounting Standards Update Topic 842 shall be treated as an operating lease for purposes of this Description of Notes and the Indenture.

“Guarantor” means Aptiv Global Financing Limited and any Person that provides a Note Guarantee under the Indenture.

“Holder” means the Person in whose name a Note is registered on the registrar and paying agent’s books.

“Indebtedness” means the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money.

Notwithstanding the foregoing, (i) in connection with the purchase by the Company or any Subsidiary of any business, the term “Indebtedness” will exclude bona fide post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter and (ii) Cash Management Obligations and other obligations in respect of card obligations, netting services, overdraft protections, cash management services and similar arrangements shall not constitute Indebtedness.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“interest” means, with respect to the Notes, interest on the Notes.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by Standard & Poor’s or if Moody’s or Standard & Poor’s shall cease to provide a rating of the Notes, an equivalent rating by any other Ratings Agency.

“Issue Date” means the date Notes are first issued under the Indenture.

“Legal Holiday” means a Saturday, Sunday or other day on which the Trustee, registrar and paying agent or banking institutions are not required by law or regulation to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge in the nature of an encumbrance of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that any obligation in respect of an operating lease shall not be deemed a lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Note Guarantee” means each guarantee of the obligations with respect to the Notes issued by a Guarantor pursuant to the terms of the Indenture.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of either of the Issuers. “Officer” of the Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed by an Officer.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuers or the Guarantor.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Ratings Agency” means (a) Standard & Poor’s and Moody’s or (b) if Standard & Poor’s or Moody’s or either or both of them shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors), which shall be substituted for Standard & Poor’s or Moody’s or either or both of them, as the case may be.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, including, in any such case from time to time, after the discharge of the Indebtedness being Refinanced. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is incurred to Refinance (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Subsidiary existing on the Issue Date or incurred in compliance with the Indenture (including Indebtedness that Refinances Refinancing Indebtedness); provided, however, that such Refinancing Indebtedness is incurred in an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount of the Indebtedness being refinanced (or if issued with original issue discount, the aggregate accreted value) then outstanding (or that would be outstanding if the entire committed amount of any credit facility being Refinanced were fully drawn) plus fees and expenses, including any premium and defeasance costs and accrued interest.

“Restricted Subsidiary” means any Domestic Subsidiary of the Company that directly owns any Principal Property.

“Sale and Leaseback Transaction” means an arrangement relating to property, plant or equipment now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than (i) leases between the Company and a Subsidiary or between Subsidiaries or (ii) any such transaction entered into with respect to any property, plant or equipment or any improvements thereto at the time of, or within 180 days after, the acquisition or completion of construction of such property, plant or equipment or such improvements (or, if later, the commencement of commercial operation of any such property, plant or equipment), as the case may be, to finance the cost of such property, plant or equipment or such improvements, as the case may be.

“SEC” means the United States Securities and Exchange Commission.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02(w)(1) or (2) under Regulation S-X promulgated by the SEC as in effect on the Issue Date.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of S&P Global Inc., and any successor to its rating business.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1)	such Person,

(2)	such Person and one or more Subsidiaries of such Person or

(3)	one or more Subsidiaries of such Person.

Unless otherwise specified herein or context otherwise requires, all references to any Subsidiary shall be to a Subsidiary of the Company.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Trustee” means the party named as such in the Indenture until a successor or assignee replaces it and, thereafter, means the successor or assignee.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters and who shall have direct responsibility for the administration of the indenture.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the Issuers’ option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

TAX CONSIDERATIONS

The information presented under the caption “Jersey Tax Considerations” below is a discussion of the material Jersey tax consequences of investing in the Notes. The information presented under the caption “Irish Tax Considerations” below is a discussion of Aptiv PLC’s status as a resident of Ireland for Irish tax purposes and of the material Irish tax consequences of investing in the Notes. The information presented under the caption “U.S. Federal Income Tax Considerations” below is a discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of investing in the Notes.

You should consult your tax adviser regarding the applicable tax consequences to you of investing in the Notes under the laws of Ireland, Jersey and the United States (federal, state and local) and any other applicable foreign jurisdiction.

Irish Tax Considerations

The following is a summary of the principal Irish withholding tax consequences for individuals and companies of ownership of the Notes, and some other miscellaneous tax matters, based on the laws and practice of the Irish Revenue Commissioners currently in force in Ireland and may be subject to change. It deals with Holders who beneficially own their Notes as an investment. Particular rules not discussed below may apply to certain classes of taxpayers holding Notes, such as dealers in securities, trusts, etc. The summary does not constitute tax or legal advice and the comments below are of a general nature only. Prospective investors in the Notes should consult their professional advisers on the tax implications of the purchase, holding, redemption or sale of the Notes and the receipt of interest thereon under the laws of their country of residence, citizenship or domicile.

Taxation of Holders

Withholding Tax

In general, tax at the standard rate of income tax (currently 20%) is required to be withheld from payments of Irish-source interest, which may include interest payable on the Notes.

The Issuers will not be obliged to make a withholding or deduction for or on account of Irish income tax from a payment of interest on a Note so long as interest paid on the relevant Note falls within one of the following categories:

(a)

the Notes are quoted Eurobonds, i.e., securities which are issued by a company (such as the Issuers), which are listed on a recognised stock exchange (such as the NYSE) and which carry a right to interest; and

(b)	the person by or through whom the payment is made is not in Ireland, or if such person is in Ireland, either:

(i)	the Notes are held in a clearing system recognised by the Irish Revenue Commissioners (DTC, Euroclear and Clearstream are, amongst others, so recognised); or

(ii)	the Holder is not resident in Ireland and has made a declaration to a relevant person (such as a paying agent located in Ireland) in the prescribed form.

Thus, so long as the Notes continue to be quoted on the NYSE and are held in DTC, Euroclear and/or Clearstream, interest on the Notes can be paid by any paying agent acting on behalf of the Issuers free of any withholding or deduction for or on account of Irish income tax. If the Notes continue to be quoted but cease to be held in a recognised clearing system, interest on the Notes may be paid without any withholding or deduction for or on account of Irish income tax, provided such payment is made through a paying agent outside Ireland.

Encashment Tax

Irish tax will be required to be withheld at a rate of 25% from interest on any Note, where such interest is collected or realised by a bank or encashment agent in Ireland on behalf of any Holder. There is an exemption from encashment tax where (i) the beneficial owner of the interest is not resident in Ireland and has made a declaration to this effect in the prescribed form to the encashment agent or bank or (ii) the beneficial owner of the interest is a company which is within the charge to Irish corporation tax in respect of the interest.

Stamp Duty

No stamp duty, capital duty or similar tax is imposed in Ireland on the issue of the Notes. Furthermore, no stamp duty is imposed in Ireland on the transfer of the Notes within DTC, Euroclear or Clearstream.

Jersey Tax Considerations

The following summary of the anticipated treatment of Aptiv and holders of Notes (other than residents of Jersey) is based on Jersey taxation law and practice as they are understood to apply at the date of this document and is subject to changes in such taxation law and practice. It does not constitute legal or tax advice and does not address all aspects of Jersey tax law and practice. Prospective investors in the Notes should consult their professional advisers on the implications of acquiring, buying, selling or otherwise disposing of the Notes under the laws of any jurisdiction in which they may be liable to taxation.

Taxation of Aptiv

Aptiv is not regarded as a resident for tax purposes in Jersey. Therefore, Aptiv will not be liable to Jersey income tax other than on Jersey source income (except where such income is exempted from income tax pursuant to the Income Tax (Jersey) Law 1961, as amended) and payments in respect of the Notes may be paid by Aptiv without withholding or deduction for or on account of Jersey income tax. The holders of Notes (other than residents of Jersey) will not be subject to any tax in Jersey in respect of the holding, sale or other disposition of such Notes.

Stamp Duty

In Jersey, no stamp duty is levied on the issue or transfer of the Notes except that stamp duty is payable on Jersey grants of probate and letters of administration, which will generally be required to transfer the Notes on the death of a holder of such Notes where such Notes are situated in Jersey. In the case of a grant of probate or letters of administration, stamp duty is levied according to the size of the estate (wherever situated in respect of a holder of Notes domiciled in Jersey, or situated in Jersey in respect of a holder of Notes domiciled outside Jersey) and is payable on a sliding scale at a rate of up to 0.75% of such estate and such duty is capped at £100,000. Where the Notes are in registered form and the register is not maintained in Jersey, such Notes should not be considered to be situated in Jersey for these purposes.

Jersey does not otherwise levy taxes upon capital, inheritances, capital gains or gifts nor are there other estate duties.

If you are in any doubt as to your tax position you should consult your professional tax adviser.

U.S. Federal Income Tax Considerations

The following summary describes material U.S. federal income tax consequences of ownership and disposition of the Notes to U.S. Holders and Non-U.S. Holders, each as defined below. This discussion applies only if you:

•

purchase the Notes of a series in this offering at the “issue price” of the Notes of such series, which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes of such series is sold for money, and

•	hold the Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, for investment).

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are in a category of persons that are subject to special rules, such as:

•	financial institutions,

•	insurance companies,

•	dealers or traders in securities,

•	persons holding Notes as part of a hedge, “straddle,” integrated transaction or similar transactions,

•	U.S. Holders whose functional currency is not the U.S. dollar,

•

pass-through entities (e.g., S corporations, partnerships or other entities classified as partnerships for U.S. federal income tax purposes) or investors who hold the Notes through pass-through entities,

•	tax-exempt entities,

•	U.S. expatriates and former citizens or long-term residents of the United States,

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax,

•	U.S. Holders that hold the Notes through non-U.S. brokers or other non-U.S. intermediaries,

•	persons required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the Notes to their financial statements under Section 451 of the Code, or

•	persons subject to the alternative minimum tax.

If you are a partner in an entity that is classified as a partnership for U.S. federal income tax purposes and that holds Notes, your U.S. federal income tax treatment with respect to the Notes will generally depend on your status and upon the activities of the partnership. You and the partnership should each consult your own tax advisor as to the particular U.S. federal income tax consequences of owning and disposing of the Notes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). You should consult your own tax advisor with regard to the application of the U.S. federal income tax laws (including the unearned income Medicare contribution tax under Section 1411 of the Code) to your particular situation as well as any tax consequences arising under other U.S. federal tax laws (such as estate and gift tax laws) or the laws of any state, local or non-U.S. taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States,

•	a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States, any state thereof or the District of Columbia, or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

Possible Application of Rules Governing Contingent Payment Debt Instruments

Under certain circumstances, including as described under “Description of the Notes—Special Mandatory Redemption” and “Description of the Notes—Change of Control Triggering Event,” payments on the Notes of a series may be made at times and/or in amounts that differ from the times and amounts which are otherwise required under the Notes of such series. We intend to take the position that the possibility of such payments does not result in the Notes of any series being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is binding on you unless you disclose that you are taking a contrary position in the manner required by applicable Treasury Regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position, you might be required to use the accrual method, even if you were otherwise a cash method taxpayer, to accrue income on a Note in excess of the stated interest on the Note and to treat as ordinary income rather than capital gain any income that you recognize on the taxable disposition of the Note. The remainder of this discussion assumes that the Notes of each series will not be considered contingent payment debt instruments.

Effect of Co-Issuance and Source of Interest

On the Issue Date, all or a portion of the proceeds of the offering of the Notes of each series will be borrowed by Aptiv Corporation (the “U.S. Issuer”) and the remaining portion of the proceeds of the offering of the Notes of each series will be borrowed by Aptiv (the “Non-U.S. Issuer”). The portion of the proceeds of the Notes of each series that will be borrowed by the U.S. Issuer and the portion of the proceeds of the Notes of each series that will be borrowed by the Non-U.S. Issuer, if any, in each case, on the Issue Date, and after any subsequent change to such allocation (as discussed below), will be made available to a holder or beneficial owner of the Notes upon request by contacting Aptiv Investor Relations (which can be reached through Aptiv’s website or at ir@aptiv.com).

Although the Notes of each series are co-issued by the U.S. Issuer and the Non-U.S. Issuer and therefore each Issuer is liable for repayment of the Notes of each series and all interest and any Additional Amounts thereon in their entirety, we intend to treat, for U.S. federal income tax purposes, the U.S. Issuer and the Non-U.S. Issuer, respectively, as the issuer of only the portion of the Notes of each series borrowed by each such Issuer on the Issue Date. In addition, the interest and principal due on the portion of the Notes of each series borrowed by each Issuer will be paid, on a pro rata basis, by (or on behalf of) the applicable Issuer. Under current U.S. federal income tax law, if a debt obligation has both U.S. and non-U.S. co-issuers, there is some uncertainty as to the determination of the sourcing of an interest payment on such debt obligation, including for U.S. federal foreign tax credit purposes. Although the matter is not free from doubt, we intend to take the position that the sourcing of an interest payment on a Note will be made by reference to the residence of the Issuer that has the primary obligation to make such interest payment. Accordingly, the remainder of this discussion assumes that the portion of an interest payment on a Note that is made by the U.S. Issuer will be treated as U.S.-source income and any portion of an interest payment on a Note that is made by the Non-U.S. Issuer will be treated as foreign-source income. There can be no assurance, however, that the IRS will not challenge this treatment, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the treatment of the Notes or the sourcing of the interest payments on the Notes. If the Notes were treated in a different manner or the interest payments on the Notes were sourced in a different manner, the U.S. federal income tax consequences to a beneficial owner of a Note would be different than from described below.

Furthermore, the U.S. Issuer and the Non-U.S. Issuer have the right to change the allocation of the Notes of a series between the U.S. Issuer and the Non-U.S. Issuer for any reason (including, but not limited, as a result of a redemption of any Notes of such series or the issuance of Additional Notes of such series, in each case, in a different allocation between the U.S. Issuer and the Non-U.S. Issuer than the initial allocation with respect to the outstanding Notes of such series). The U.S. Issuer and the Non-U.S. Issuer may issue Additional Notes of a series that have a different allocation than the initial allocation with respect to the outstanding Notes of such series. In such event, we intend to take the position that, while not entirely clear, such Additional Notes of such series are fungible with the outstanding Notes of such series for U.S. federal income tax purposes, resulting in a change in the allocation of the outstanding Notes of such series so as to have the same allocation across the Additional Notes of such series and the outstanding Notes of such series. While we also intend to take the position that any such transaction will not result in a taxable event for U.S. federal income tax purposes, there can be no assurance that the IRS or a court will agree with our position, in which case beneficial owners may recognize gain, but potentially not loss, in such transaction. It is also possible that a clearing system may require us to designate only one Issuer as the issuer of the Notes of each series for U.S. federal withholding tax purposes (in which case we intend to designate Aptiv Corporation as the issuer of the Notes of each series for this purpose). An applicable withholding agent may treat the entire amount of interest paid on a Note as U.S.-source interest subject to the withholding rules described below (in the absence of any applicable exemption), even if a portion of such interest is paid by the Non-U.S. Issuer and should be treated as foreign-source interest.

You should consult your own tax advisor as to the treatment of the Notes and the sourcing of interest payments on the Notes (including any change in the source and related U.S. federal income tax consequences).

U.S. Holders

Stated Interest

Stated interest paid on a Note (including any amounts withheld and any Additional Amounts paid in respect of withholding taxes imposed on payments on the Note) will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. It is expected and this discussion assumes that the Notes of each series will be issued without original issue discount for U.S. federal income tax purposes.

Foreign Tax Credit

Interest on a Note paid by the Non-U.S. Issuer generally will be foreign-source “passive category income” for purposes of computing the foreign tax credit allowable to a U.S. Holder under U.S. federal income tax law. Non-U.S. withholding taxes, if any, paid by or on behalf of a U.S. Holder at the rate applicable to such U.S. Holder may be eligible for foreign tax credits (or, at such U.S. Holder’s election, deductions in lieu of such credits) for U.S. federal income tax purposes, subject to applicable limitations and conditions (including that the election to deduct or credit non-U.S. taxes applies to all of the U.S. Holder’s applicable non-U.S. taxes for a particular tax year). The calculation of foreign tax credits involves the application of complex rules that depend on a U.S. Holder’s particular circumstances. A U.S. Holder should consult its own tax advisor regarding the creditability or deductibility of any non-U.S. withholding taxes.

Sale, Exchange, Redemption or Retirement

Upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference, if any, between the amount the U.S. Holder realizes on the disposition and the U.S. Holder’s tax basis in the Note (generally, its cost). For these purposes, the amount realized does not include any amount attributable to accrued stated interest. Amounts attributable to accrued stated interest and not previously included in income are treated as interest as described under “—Stated Interest” above.

Any gain or loss recognized on the disposition of a Note will generally be U.S.-source capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or retirement the U.S. Holder has held the Note for more than one year. Long-term capital gains recognized by a non-corporate U.S. Holder will be subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Foreign Financial Asset Reporting

Certain U.S. Holders may be required to report information relating to an interest in “specified foreign financial assets,” subject to certain exceptions (including an exception for specified foreign financial assets held in accounts maintained by financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, to their tax return for each year in which they hold an interest in such specified foreign financial assets. U.S. Holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of the Notes, including the significant penalties for non-compliance.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with stated interest payments on the Notes to, and the proceeds from a sale or other disposition (including a retirement or redemption) of the Notes by, a U.S. Holder unless the U.S. Holder is an exempt recipient. A U.S. Holder will be subject to U.S. backup withholding on payments of these amounts if the U.S. Holder fails to provide the U.S. Holder’s taxpayer identification number to the appropriate withholding agent and complies with certain certification procedures, or otherwise fails to establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, if the U.S. Holder timely provides the required information to the IRS.

Non-U.S. Holders

Stated Interest

Subject to the discussions of backup withholding and FATCA below, payments of interest on a Note paid by the Non-U.S. Issuer to any Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that such interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or if an applicable income tax treaty requires, are not applicable to the U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder). Payments of interest on a Note paid by the U.S. Issuer to any Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that:

•	the Non-U.S. Holder does not, actually or constructively, own stock possessing 10% or more of the total combined voting power of all classes of stock of the U.S. Issuer,

•	the Non-U.S. Holder is not a controlled foreign corporation related to the U.S. Issuer through actual or constructive stock ownership;

•

such interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or if an applicable income tax treaty requires, are not attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder), and

•

the applicable withholding agent receives from the Non-U.S. Holder, a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) executed under penalties of perjury, which provides the Non-U.S. Holder’s name and address and certifies that the Non-U.S. Holder is a non-U.S. person.

If a Non-U.S. Holder cannot satisfy the foregoing requirements, payments of interest made to such Non-U.S. Holder by the U.S. Issuer generally will be subject to 30% U.S. federal withholding tax unless such

Non-U.S. Holder provides the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established, or (b) IRS Form W-8ECI stating that interest paid on a Note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and is subject to U.S. federal income tax on a net basis (as discussed below under “— Effectively-Connected Income”).

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and generally must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under any applicable income tax treaty and the possibility of claiming a refund with respect to any withholding imposed.

As discussed above, it is possible that an applicable withholding agent may treat the entire amount of interest paid on a Note as U.S.-source interest subject to the withholding rules described above, even if a portion of such interest is paid by the Non-U.S. Issuer and should be treated as foreign-source interest.

Sale, Exchange, Redemption or Retirement

Subject to the discussion of backup withholding and FATCA below, any gain recognized by a Non-U.S. Holder on the sale, exchange, redemption, retirement or other taxable disposition of a Note (excluding any amount allocable to unpaid accrued interest, which generally will be treated as interest as discussed above in “—Stated Interest”) generally will not be subject to U.S. federal income or withholding tax, unless (a) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder) (in which case, such gain will be taxed as described below under “—Effectively-Connected Income”) or (b) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied (in which case, any such gain (net of certain U.S.-source losses, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses) would be subject to U.S. federal income tax at a 30% rate (or a lower rate under an applicable income tax treaty).

Effectively-Connected Income

If interest or gain from a disposition of the Notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment or fixed base to which the interest or gain is attributable), the Non-U.S. Holder will be subject to U.S. federal income tax on such interest or gain on a net basis at the regular rates applicable to a U.S. Holder and the 30% U.S. federal withholding tax described above will not apply (assuming an appropriate certification is provided). In addition, a corporation that is a Non-U.S. Holder also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty.

Non-U.S. Holders should consult their own tax advisors about any applicable income tax treaties, which may provide for an exemption from or a lower rate of withholding tax, exemption from or reduction of branch profits tax or other rules different from those described above.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments of interest on the Notes. This information may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides or is established pursuant to the provisions of a specific treaty or agreement with those tax authorities. Unless the non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from the sale or other taxable disposition (including a redemption or retirement) of the Notes and the non-U.S. Holder may be subject to U.S. backup withholding on payments on the Notes or on the proceeds from a sale or other taxable disposition of the Notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle the non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of U.S.-source interest on the Notes to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities (whether such institutions or entities are beneficial owners or intermediaries) unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. Under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds from the sale or redemption of the Notes. As discussed above, it is possible that an applicable withholding agent may treat the entire amount of interest paid on a Note as U.S.-source interest subject to the FATCA withholding rules described above, even if a portion of such interest is paid by the Non-U.S. Issuer and should be treated as foreign-source interest. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective investors should consult their tax advisors regarding the effects of FATCA (including any applicable intergovernmental agreement) on their investment in the Notes. In the event that any FATCA withholding were imposed with respect to payments on the Notes, no person would be required to pay any additional amounts or indemnify any person as a result thereof.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally, and not jointly, agreed to purchase from the Issuers, and the Issuers have agreed to sell to the underwriters, the principal amount of Notes listed opposite their names below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Underwriters	Principal Amount of 2025 Notes	Principal Amount of 2032 Notes	Principal Amount of 2052 Notes
J.P. Morgan Securities LLC	$113,400,000	$129,600,000	$162,000,000
Citigroup Global Markets Inc.	113,400,000	129,600,000	162,000,000
Goldman Sachs & Co. LLC	113,400,000	129,600,000	162,000,000
Barclays Capital Inc.	35,000,000	40,000,000	50,000,000
BNP Paribas Securities Corp.	35,000,000	40,000,000	50,000,000
BofA Securities, Inc.	35,000,000	40,000,000	50,000,000
Deutsche Bank Securities Inc.	35,000,000	40,000,000	50,000,000
MUFG Securities Americas Inc.	17,500,000	20,000,000	25,000,000
SG Americas Securities, LLC	17,500,000	20,000,000	25,000,000
SMBC Nikko Securities America, Inc.	17,500,000	20,000,000	25,000,000
TD Securities (USA) LLC	17,500,000	20,000,000	25,000,000
Truist Securities, Inc.	17,500,000	20,000,000	25,000,000
UniCredit Capital Markets LLC	17,500,000	20,000,000	25,000,000
U.S. Bancorp Investments, Inc.	17,500,000	20,000,000	25,000,000
Wells Fargo Securities, LLC	17,500,000	20,000,000	25,000,000
Guggenheim Securities, LLC	14,000,000	16,000,000	20,000,000
ICBC Standard Bank Plc	7,000,000	8,000,000	10,000,000
ING Financial Markets LLC	7,000,000	8,000,000	10,000,000
Loop Capital Markets LLC	7,000,000	8,000,000	10,000,000
PNC Capital Markets LLC	7,000,000	8,000,000	10,000,000
Santander Investment Securities Inc.	7,000,000	8,000,000	10,000,000
Scotia Capital (USA) Inc.	7,000,000	8,000,000	10,000,000
Standard Chartered Bank	7,000,000	8,000,000	10,000,000
Huntington Securities, Inc.	5,600,000	6,400,000	8,000,000
Samuel A. Ramirez & Company, Inc.	5,600,000	6,400,000	8,000,000
Siebert Williams Shank & Co., LLC	5,600,000	6,400,000	8,000,000

Total	$700,000,000	$800,000,000	$1,000,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes offered hereby are subject to certain conditions and that the underwriters will purchase all of the Notes offered by this prospectus supplement if any of the Notes are purchased. The underwriting agreement also provides that if an underwriter defaults with respect to the Notes, the purchase commitments of non-defaulting underwriters may be increased or the offering of the Notes may be terminated under certain conditions.

The Issuers have been advised by the underwriters that the underwriters propose to offer the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the underwriters may change the offering price and other selling terms. The underwriters may offer and sell Notes through certain of their affiliates. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts that the Issuers are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes and in total):

Paid by Aptiv
Per 2025 Note	0.350%
Per 2032 Note	0.650%
Per 2052 Note	0.875%
Total	$16,400,000

The Issuers estimate that their expenses of this offering, excluding the underwriting discounts, will be approximately $6 million.

In the underwriting agreement, the Issuers have agreed that they will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The Issuers intend to apply to list the Notes of each series on the NYSE. The Issuers expect trading in the Notes of each series on the NYSE to begin within 30 days after the original issue date. If such listings are obtained, the Issuers will have no obligation to maintain such listings, and the Issuers may delist the Notes of any series at any time. There is currently no established trading market for the Notes of any series. The underwriters have advised the Issuers that they currently intend to make a market in the Notes. However, they are not obligated to do so, and they may discontinue any market-making with respect to the Notes of any series without notice. Accordingly, the Issuers cannot assure you as to the development or liquidity of any market for the Notes of any series.

In connection with this offering of the Notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the aggregate principal amount of Notes of a series offered pursuant to this prospectus, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Any of these activities may cause the market prices of the Notes to be higher than they would otherwise be in the absence of those transactions. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

The Issuers expect that the delivery of the Notes will be made against payment therefor on or about February 18, 2022, which will be the seventh day following the date of pricing of the notes (such settlement cycle being herein referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the date that is more than two business days preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes prior to the date that is more than two business days preceding the settlement date should consult their own advisor.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have from time to time provided, and may provide in the future, various financial advisory, investment banking and commercial banking services to us and our affiliates, for which they have received or will receive customary fees and reimbursement of expenses. In particular, certain of the underwriters and/or their respective affiliates are parties to and are agents and/or lenders under our credit facility and receive customary compensation in connection therewith. The credit facility was negotiated on an arm’s length basis and contains terms pursuant to which the lenders receive customary fees. The underwriters and/or their respective affiliates may hold notes issued by either of the Issuers and, as a result, may receive a portion of the net proceeds from this offering.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

If any of the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters or their respective affiliates routinely hedge, and certain other of those underwriters or their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the Notes constituting part of its allotment solely outside the United States.

Selling Restrictions

Jersey

There shall be no invitation to the public in Jersey to apply for any Notes and there shall be no circulation in Jersey of any offer for subscription, sale or exchange of the Notes.

European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

The above selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of Notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Hong Kong

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Singapore Securities and Futures Act Product Classification

Solely for the purposes of the Issuers’ respective obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuers have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Certain legal matters related to this offering, including the validity of the Notes offered hereby, will be passed upon for us by our legal counsel, Davis Polk & Wardwell LLP, New York, New York. Certain legal matters related to this offering, including the validity of the Notes offered hereby, will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Aptiv PLC appearing in Aptiv PLC’s Annual Report on Form 10-K for the year ended December 31, 2021 (including the schedule appearing therein), and the effectiveness of Aptiv PLC’s internal control over financial reporting as of December 31, 2021 appearing in Aptiv PLC’s Annual Report on Form 10-K for the year ended December 31, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

APTIV PLC

DEBT SECURITIES

GUARANTEES

PREFERRED SHARES

ORDINARY SHARES

WARRANTS

PURCHASE CONTRACTS

UNITS

APTIV CORPORATION

DEBT SECURITIES

GUARANTEES

WARRANTS

PURCHASE CONTRACTS

UNITS

APTIV GLOBAL FINANCING LIMITED

DEBT SECURITIES

GUARANTEES

Guarantees by certain subsidiaries of Aptiv PLC

We may offer from time to time ordinary shares of Aptiv PLC, preferred shares of Aptiv PLC, debt securities of Aptiv Corporation, debt securities of Aptiv PLC, debt securities of Aptiv Global Financing Limited, warrants, purchase contracts or units. The debt securities of Aptiv Corporation and Aptiv Global Financing Limited may be co-issued or guaranteed by Aptiv PLC and one or more subsidiaries of Aptiv PLC and the debt securities of Aptiv PLC may be co-issued or guaranteed by one or more of its subsidiaries, in each case on terms to be determined at the time of the offering. In addition, certain selling shareholders to be identified in a prospectus supplement may offer and sell ordinary shares from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered.

Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our ordinary shares are listed on The New York Stock Exchange under the trading symbol “APTV.”

Investing in these securities involves certain risks. See “Risk Factors“ on page 6 of this prospectus and beginning on page 15 of our annual report on Form 10-K for the year ended December 31, 2021 which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 9, 2022

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

It must be distinctly understood that neither the registrar of companies in Jersey nor the Jersey Financial Services Commission takes any responsibility for the financial soundness of the Company or for the correctness of any statements made, or opinions expressed, with regard to it.

In this prospectus, unless otherwise indicated or the context otherwise requires, “Aptiv,” the “Company,” “we,” “us” and “our” refer to Aptiv PLC, a public limited company which was formed under the laws of Jersey on May 19, 2011 as Delphi Automotive PLC. As the context may require, “we,” “us” and “our” refers only to Aptiv PLC and the subsidiary registrants who may sell securities pursuant to this prospectus from time to time.

iii

THE COMPANY

Aptiv is a leading global technology and mobility architecture company primarily serving the automotive sector. We deliver end-to-end mobility solutions, enabling our customers’ transition to more electrified, software-defined vehicles. We design and manufacture vehicle components and provide electrical, electronic and active safety technology solutions to the global automotive and commercial vehicle markets, creating the software and hardware foundation for vehicle features and functionality. Our Advanced Safety and User Experience segment is focused on providing the necessary software and advanced computing platforms, and our Signal and Power Solutions segment is focused on providing the requisite networking architecture required to support the integrated systems in today’s complex vehicles. Together, our businesses develop the ‘brain’ and the ‘nervous system’ of increasingly complex vehicles, providing integration of the vehicle into its operating environment.

We are one of the largest vehicle technology suppliers and our customers include the 25 largest automotive original equipment manufacturers (“OEMs”) in the world. We operate 127 major manufacturing facilities and 12 major technical centers utilizing a regional service model that enables us to efficiently and effectively serve our global customers from best cost countries. We have a presence in 46 countries and have approximately 18,900 scientists, engineers and technicians focused on developing market relevant product solutions for our customers.

We are focused on growing and improving the profitability of our businesses, and have implemented a strategy designed to position the Company to deliver industry-leading long-term shareholder returns. This strategy includes disciplined investing in our business to grow and enhance our product offerings, strategically focusing our portfolio in high-technology, high-growth spaces in order to meet consumer preferences and leveraging an industry-leading cost structure to expand our operating margins.

Our principal executive offices are located at 5 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland and our telephone number is 353-1-259-7013. Our register of members is kept at our registered office, which 13 Castle Street, St Helier, Jersey JE1 1ES, Channel Islands.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell the securities or any combination of the securities described in this prospectus, and the selling shareholders may sell our ordinary shares, in one or more offerings. This prospectus provides you with a general description of the securities we and the selling shareholders may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and, as the case may be, the identity of the selling shareholders. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and prior to the termination of any offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	our Annual Report on Form 10-K for the year ended December 31, 2021;

(b)

our Definitive Proxy Statement on Schedule 14A filed on March 15, 2021 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2020); and

(b)	our Current Report on Form 8-K filed on January 11, 2022.

You may request a copy of these filings at no cost, by writing or telephoning us at:

Aptiv PLC

c/o Corporate Secretary

5 Hanover Quay

Grand Canal Dock

Dublin 2, Ireland

353-1-259-7013

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements that reflect, when made, our current views with respect to current events and financial performance including the potential impact of the proposed acquisition of Wind River Systems, Inc. Such forward-looking statements are subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, express or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or our strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: global and regional economic conditions, including conditions affecting the credit market; uncertainties posed by the COVID-19 pandemic and the difficulty in predicting its future course and its impact on the global economy and our future operations; fluctuations in interest rates and foreign currency exchange rates; the cyclical nature of global automotive sales and production; the potential disruptions in the supply of and changes in the competitive environment for raw material and other components integral to our products, including the current semiconductor supply shortage; our ability to maintain contracts that are critical to our operations; potential changes to beneficial free trade laws and regulations, such as the United States-Mexico-Canada Agreement; our ability to integrate and realize the expected benefits of recent transactions; our ability to attract, motivate and/or retain key executives; our ability to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of our unionized employees or those of our principal customers; and our ability to attract and retain customers. Additional factors are discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our then most recent Annual Report on Form 10-K, and in any updates to those risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. In the case of a sale by a selling shareholder, we will not receive any of the proceeds from such sale.

DESCRIPTION OF SHARE CAPITAL

The following descriptions are summaries of the material terms of our Articles of Association and Memorandum of Association (as amended, our “Articles of Association” and “Memorandum of Association,” respectively). Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the Articles of Association and Memorandum of Association, which are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and applicable law.

Ordinary Shares

As of January 28, 2022, there were 270,514,140 ordinary shares issued and outstanding. All outstanding ordinary shares are validly issued, fully paid and non-assessable. The ordinary shares do not have preemptive, subscription or redemption rights. Neither our Memorandum of Association or Articles of Association nor the laws of Jersey restrict in any way the ownership or voting of ordinary shares held by non-residents of Jersey.

Our Board may issue authorized but unissued ordinary shares, and the selling shareholders identified in a prospectus supplement may sell ordinary shares, without further shareholder action, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our shares may be listed or quoted.

Dividend and Liquidation Rights. Holders of ordinary shares are entitled to receive equally, share for share, any dividends that may be declared in respect of our ordinary shares by the Board of Directors out of funds legally available therefor. If, in the future, we declare cash dividends, such dividends will be payable in U.S. dollars. In the event of our liquidation, after satisfaction of liabilities to creditors, holders of ordinary shares are entitled to share pro rata in our net assets. Such rights may be affected by the grant of preferential dividend or distribution rights to the holders of a class or series of preferred shares that may be authorized in the future. Our Board of Directors has the power to declare such interim dividends as it determines. Declaration of a final dividend (not exceeding the amounts proposed by our Board of Directors) requires shareholder approval by adoption of an ordinary resolution. Failure to obtain such shareholder approval does not affect previously paid interim dividends.

Voting, Shareholder Meetings and Resolutions. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of holders of ordinary shares. These voting rights may be affected by the grant of any special voting rights to the holders of a class or series of preferred shares that may be authorized in the future. Pursuant to Jersey law, an annual general meeting shall be held once every calendar year at the time (within a period of not more than 18 months after the last preceding annual general meeting) and at the place as may be determined by the Board of Directors. The quorum required for an ordinary meeting of shareholders consists of shareholders present in person or by proxy who hold or represent between them a majority of the outstanding shares entitled to vote at such meeting.

An ordinary resolution (such as a resolution for the declaration of dividends) requires approval by the holders of a majority of the voting rights represented at a meeting, in person or by proxy, and voting thereon.

Amendments to Governing Documents. A special resolution (such as, for example, a resolution amending our Memorandum of Association or Articles of Association or approving any change in authorized capitalization, or a liquidation or winding-up) requires approval of the holders of two-thirds of the voting rights represented at the meeting, in person or by proxy, and voting thereon. A special resolution can only be considered if shareholders receive at least fourteen days’ prior notice of the meeting at which such resolution will be considered.

Requirements for Advance Notification of Shareholder Nominations and Proposals. Our Articles of Association establish advance notice and related procedures with respect to shareholder proposals and nomination of candidates for election as directors.

Limits on Written Consents. Any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing in lieu of a meeting of such shareholders.

Transfer of Shares and Notices. Fully paid ordinary shares are issued in registered form and may be freely transferred pursuant to the Articles of Association unless the transfer is restricted by applicable securities laws or prohibited by another instrument. Each shareholder of record is entitled to receive at least fourteen days’ prior notice (excluding the day of notice and the day of the meeting) of an ordinary shareholders’ meeting and of any shareholders’ meeting at which a special resolution is to be adopted. For the purposes of determining the shareholders entitled to notice and to vote at the meeting, the Board of Directors may fix a date as the record date for any such determination.

Modification of Class Rights. The rights attached to any class (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Election and Removal of Directors. The ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of ordinary shares that represent more than 50% of the voting power have the power to elect any of our directors who are up for election. All of our directors will be elected at each annual meeting.

Our Board of Directors currently consists of 12 directors. Our Articles of Association state that shareholders may only remove a director for cause. Our Board of Directors has sole power to fill any vacancy occurring as a result of the death, disability, removal or resignation of a director or as a result of an increase in the size of the Board of Directors.

Preferred Shares

We have 50,000,000 authorized preferred shares. As of December 31, 2021, we have 11,500,000 preferred shares issued and outstanding. The Board of Directors has the authority to issue the preferred shares in one or more series and to fix the rights, preferences, privileges and restrictions of such shares, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series, without further vote or action by the shareholders.

When we offer to sell a particular series of preferred shares, we will describe the specific terms of the securities in a supplement to this prospectus. The preferred shares will be issued under a statement of rights relating to each series of preferred shares and they are also subject to our Articles of Association.

Our Board may issue authorized preferred shares without further shareholder action, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our shares may be listed or quoted.

All preferred shares offered will be fully paid and non-assessable. Any preferred shares that are issued may have priority over the ordinary shares with respect to dividend or liquidation rights or both.

The purpose of authorizing the Board of Directors to issue preferred shares and to determine their rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred shares, while providing desirable flexibility in connection with possible equity financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting shares.

Convertible Preferred Shares

On June 12, 2020, we closed an offering pursuant to an effective shelf registration statement on Form S-3 (Registration File No. 333-228021) (the “Shelf Registration Statement”), in which we agreed to issue and sell to certain underwriters 11,500,000 5.50% Series A Mandatory Convertible Preferred Shares, par value $0.01 per share and liquidation preference $100.00 per share (the “MCPS”), in a registered public offering (“MCPS Offering”). In connection with the MCPS Offering, on June 12, 2020, we adopted a Statement of Rights (the “Statement of Rights”) to establish the preferences, limitations and relative rights of the MCPS.

Unless converted earlier in accordance with the terms of the Statement of Rights, each MCPS will convert automatically on the mandatory conversion date, which is expected to be June 15, 2023, into between 1.0754 and 1.3173 ordinary shares, subject to anti-dilution and other adjustments. The number of ordinary shares issuable upon conversion will be determined based on the average volume weighted average price per ordinary share over the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately prior to June 15, 2023.

The ordinary shares rank junior to MCPS with respect to the payment of dividends and amounts payable in the event of the our liquidation, dissolution or winding up of its affairs. Subject to certain exceptions, so long as any MCPS remains outstanding, no dividend or distributions will be declared or paid on ordinary shares or any other class or series of share capital ranking junior to the MCPS, and no ordinary shares or any other class or series shares ranking junior or on parity with the MCPS shall be, directly or indirectly, purchased, redeemed, or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of ordinary shares has been set aside for the payment of such dividends upon, all outstanding MCPS.

In addition, upon our voluntary or involuntary liquidation, winding-up or dissolution, each holder of MCPS will be entitled to receive a liquidation preference in the amount of $100.00 per MCPS, plus an amount equal to accumulated and unpaid dividends on such shares, whether or not declared, to, but excluding, the date fixed for liquidation, winding-up or dissolution, to be paid out of our assets legally available for distribution to shareholders after satisfaction of liabilities to creditors and holders of our share capital ranking senior to the MCPS as to distribution rights upon our liquidation, winding-up or dissolution, and before any payment or distribution is made to holders of any class or series of share capital ranking junior to the MCPS as to distribution rights upon our liquidation, winding-up or dissolution, including, without limitation, the ordinary shares.

The holders of the MCPS do not have voting rights except as described below and as specifically required by Jersey law from time to time.

Whenever dividends on any MCPS have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods (a “nonpayment”), the authorized number of directors on our Board of Directors will, at the next annual meeting of shareholders or at a special meeting of shareholders as provided below, automatically be increased by two and the holders of record of the MCPS, voting together as a single class with holders of record of any and all other series of voting preferred shares then outstanding, will be entitled, at the next annual or at a special meeting of our shareholders, to vote for the election of a total of two additional members of the Board of Directors (“preferred share directors”); provided that the election of any such directors will not cause us to violate the corporate governance requirements of NYSE (or any other exchange or automated quotation system on which its securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that the Board of Directors shall, at no time, include more than two preferred share directors.

In the event of a nonpayment, the holders of at least 25% of the MCPS and any other series of voting preferred shares may request that a special meeting of shareholders be called to elect such preferred share directors (provided that, to the extent permitted by our Memorandum and Articles of Association, if the next annual or a special meeting of shareholders is scheduled to be held within 90 days of the receipt of such request, the election of such preferred share directors will be included in the agenda for and will be held at such scheduled annual or special meeting of shareholders). The preferred share directors will stand for reelection annually, at each subsequent annual meeting of the shareholders, so long as the holders of the MCPS continue to have such voting rights.

At any meeting at which the holders of the MCPS are entitled to elect preferred share directors, the holders of a majority of the then outstanding MCPS and all other series of voting preferred shares, present in person or represented by proxy, will constitute a quorum and the vote of the holders of a majority of such MCPS and other voting preferred shares so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the preferred share directors.

Any preferred share director may be removed at any time, with cause or without cause by the holders of record of a majority in voting power of the outstanding MCPS and any other series of voting preferred shares then outstanding (voting together as a class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred share director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred share director remaining in office, except in the event that such vacancy is created as a result of such preferred share director being removed or if no preferred share director remains in office, such vacancy may be filled by a vote of the holders of record of a majority in voting power of the outstanding MCPS and any other series of voting preferred shares then outstanding (voting together as a single class) when they have the voting rights described above; provided that the election of any such preferred share directors will not cause us to violate the corporate governance requirements of NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The preferred share directors will each be entitled to one vote per director on any matter that comes before our Board of Directors for a vote.

Comparison of United States and Jersey Corporate Law

The following discussion is a summary of the material differences between United States and Jersey corporate law relevant to an investment in the ordinary shares. The following discussion is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change.

As in most United States jurisdictions, unless approved by a special resolution of our shareholders, our directors do not have the power to take certain actions, including an amendment of our Memorandum of

Association or Articles of Association or an increase or reduction in our authorized capital. Directors of a Jersey corporation, without shareholder approval, in certain instances may, among other things, implement certain sales, transfers, exchanges or dispositions of assets, property, parts of the business or securities of the corporation; or any combination thereof, if they determine any such action is in the best interests of the corporation, its creditors or its shareholders.

As in most United States jurisdictions, the board of directors of a Jersey corporation is charged with the management of the affairs of the corporation. In most United States jurisdictions, directors owe a fiduciary duty to the corporation and its shareholders, including a duty of care, pursuant to which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, pursuant to which they must protect the interests of the corporation and refrain from conduct that injures the corporation or its shareholders or that deprives the corporation or its shareholders of any profit or advantage. Many United States jurisdictions have enacted various statutory provisions that permit the monetary liability of directors to be eliminated or limited. Jersey law protecting the interests of shareholders may not be as protective in all circumstances as the law protecting shareholders in United States jurisdictions. Under our Articles of Association, we are required to indemnify every present and former officer of ours out of our assets against any loss or liability incurred by such officer by reason of being or having been such an officer. The extent of such indemnities shall be limited in accordance with the provisions of the Companies (Jersey) Law 1991, as amended.

In most United States jurisdictions, the Board of Directors is permitted to authorize share repurchases without shareholder consent. Jersey law does not permit share repurchases without shareholder consent. However, our Articles of Association permit our Board of Directors to convert any of our shares that we wish to purchase into redeemable shares, and thus effectively allow our Board of Directors to authorize share repurchases (which shall be effected by way of redemption) without shareholder consent, consistent with the practice in most United States jurisdictions.

Listing

Our ordinary shares are listed on the NYSE under the symbol “APTV.” Our preferred shares are listed on the NYSE under the symbol “APTV PRA.” We will describe the listing of any series of preferred shares in the prospectus supplement for such series.

Transfer Agent and Registrar

The U.S. transfer agent and registrar for the ordinary shares is Computershare Trust Company, N.A. The U.S. transfer agent and registrar’s address is 250 Royall Street, Canton, MA 02021, Attention: Client Administration. Computershare Investor Services (Jersey) Limited is the transfer agent and registrar for the ordinary shares in Jersey and its address is 13 Castle Street, St Helier, Jersey JE1 1ES.

The transfer agent for each series of preferred shares will be described in the prospectus supplement for such series.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

Aptiv PLC (“Aptiv PLC”), Aptiv Corporation (“Aptiv Corp.”) or Aptiv Global Financing Limited (“AGFL”) may offer debt securities, subject to the consent of the Jersey Financial Services Commission, if required. This prospectus describes certain general terms and provisions of the debt securities. When Aptiv PLC, Aptiv Corp. or AGFL offer to sell a particular series of debt securities, the specific terms for the securities will be set forth in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

Aptiv PLC’s senior debt securities would be issued under a senior indenture dated as of March 10, 2015, as supplemented, among Aptiv PLC, the guarantors party thereto, Wilmington Trust, National Association, as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, as registrar, paying agent and authenticating agent (the “Registrar and Paying Agent”). Aptiv PLC’s subordinated indentures would be issued under a subordinated indenture among Aptiv PLC, the guarantors party thereto, the Trustee and the Registrar and Paying Agent.

Aptiv Corp.’s senior debt securities would be issued under a senior indenture dated as of February 14, 2013, as supplemented, among Aptiv Corp., Aptiv PLC, as a guarantor, the other guarantors party thereto, the Trustee and the Registrar and Paying Agent. Aptiv Corp.’s subordinated indentures would be issued under a subordinated indenture among Aptiv Corp., Aptiv PLC, as a guarantor, the other guarantors party thereto, the Trustee and the Registrar and Paying Agent.

AGFL’s senior debt securities would be issued under a senior indenture among AGFL, Aptiv PLC, as a guarantor, the other guarantors party thereto, the Trustee and the Registrar and Paying Agent.

This prospectus refers to each of Aptiv PLC’s senior indenture, Aptiv PLC’s subordinated indenture, Aptiv Corp.’s senior indenture, Aptiv Corp.’s subordinated indenture and AGFL’s senior indenture individually as the “indenture” and collectively as the “indentures.” We refer to Aptiv PLC’s senior indenture, Aptiv Corp.’s senior indenture and AGFL’s senior indenture collectively as the “senior indentures” and each individually as a “senior indenture.” We refer to Aptiv PLC’s subordinated indenture and Aptiv Corp.’s subordinated indenture collectively as the “subordinated indentures” and each individually as a “subordinated indenture.”

We have summarized certain terms and provisions of the indentures. The summary is not complete. The indentures have been filed as exhibits to the registration statement of which this prospectus forms a part, which we have filed with the SEC. You should read the indentures for the provisions which may be important to you. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The senior indentures and the subordinated indentures are substantially identical, except for the provisions relating to subordination. See “—Subordinated Debt.”

We, Aptiv Corp. or AGFL may issue debt securities up to an aggregate principal amount as we, Aptiv Corp. or AGFL may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	classification as senior or subordinated debt securities;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•

if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the designation, aggregate principal amount and authorized denominations;

•	whether or not the debt securities will have the benefit of a guarantee or will be co-issued by another entity;

•	the maturity date;

•	the interest payment dates and the record dates for the interest payments;

•	the interest rate, if any, and the method for calculating the interest rate;

•	if other than New York, NY, the place where we will pay principal and interest;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	if other than denominations of $2,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	if other than the principal amount, the portion of principal amount payable upon acceleration of the maturity;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	if the debt securities may be exchangeable for and/or convertible into the ordinary shares of Aptiv PLC or any other security;

•	whether and under what circumstances additional amounts will be paid to a non-U.S. person in respect of any tax, assessment or governmental charge withheld or deducted;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	whether the debt securities will be issued in the form of global notes;

•	any material United States federal income tax consequences;

•	any listing on a securities exchange;

•	the initial public offering price; and

•	other specific terms, including events of default, covenants, provisions related to amendments and waivers, transfer and exchange, satisfaction and discharge and defeasance.

The form of indentures filed with the registration statement of which this prospectus forms a part contain certain of these terms, which may be modified in connection with the offering of any debt securities.

Senior Debt

Each of Aptiv PLC, Aptiv Corp. and AGFL will issue under its senior indenture the debt securities that will constitute part of the senior debt of such issuer. These senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of such issuer.

Subordinated Debt

Each of Aptiv PLC and Aptiv Corp. will issue under its subordinated indenture the debt securities that will constitute part of the subordinated debt of such issuer. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the relevant subordinated indenture, to all “senior indebtedness” of such issuer. The specific subordination terms will be set forth in a supplemental indenture to the relevant subordinated indenture and described in the prospectus supplement for the relevant series of debt.

Guarantees

Each prospectus supplement will describe any guarantees of debt securities for the benefit of the series of debt securities to which it relates. Debt securities issued by Aptiv PLC may be guaranteed by any of the subsidiary registrants under the registration statement of which this prospectus forms a part. Debt securities issued by Aptiv Corp. or AGFL will be guaranteed by Aptiv PLC and may be guaranteed by any of the subsidiary registrants. The guarantees will be full and unconditional on a joint and several basis. Each of the subsidiary guarantors is 100% owned by Aptiv PLC.

Concerning the Trustee and the Registrar and Paying Agent

Unless otherwise provided in respect of a series of debt securities, Wilmington Trust, National Association is the Trustee under each indenture and Deutsche Bank Trust Company Americas is the Registrar and Paying Agent with regard to each series of debt securities. The Trustee and its affiliates have engaged in, and may in the future engage in, financial or other transactions with the Company, Aptiv Corp, AGFL and the Guarantors and their and our affiliates in the ordinary course of their respective businesses, subject to the Trust Indenture Act of 1939. The Registrar and Paying Agent have engaged in, are currently engaged in, and may in the future engage in financial or other transactions with the issuers and the guarantors and their and our affiliates in the ordinary course of their respective businesses.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

Aptiv PLC may issue warrants to purchase its debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, subject to the consent of the Jersey Financial Services Commission, if required. Aptiv Corp. may also issue warrants to purchase its debt securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between the issuer of such warrants and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus and such prospectus supplement is being delivered:

•	the issuer and title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

Aptiv PLC may, subject to the consent of the Jersey Financial Services Commission, if required, issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by Aptiv PLC or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Aptiv Corp. may issue purchase contracts for the purchase or sale of:

•

debt securities issued by Aptiv Corp. or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate the issuer thereof to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. Aptiv PLC or Aptiv Corp., as applicable, may, however, satisfy its obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require the issuer thereof to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. The issuer’s obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under one or more of the indentures.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, subject to the consent of the Jersey Financial Services Commission, if required, Aptiv PLC may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, ordinary shares or any combination of such securities and Aptiv Corp. may issue units consisting of one or more purchase contracts, warrants, debt securities or any combination of such securities. The applicable supplement will describe:

•

the issuer and the terms of the units and of the warrants, debt securities, preferred shares and ordinary shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. Aptiv PLC, Aptiv Corp. or AGFL may issue the registered debt securities, warrants and units, as applicable, in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if Aptiv PLC, Aptiv Corp. or AGFL requests any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Aptiv PLC, Aptiv Corp., AGFL, the trustees, the warrant agents, the unit agents or any other agent of Aptiv PLC, Aptiv Corp. or AGFL, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, Aptiv PLC, Aptiv Corp. or AGFL, as applicable, will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of theirs or of Aptiv PLC, Aptiv Corp. or AGFL. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the ordinary shares and preferred shares in respect of which this prospectus is being delivered will be passed upon for us by Carey Olsen, Jersey, Channel Islands, and the validity of the debt securities, guarantees, warrants, purchase contracts and units in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Aptiv PLC appearing in Aptiv PLC’s Annual Report on Form 10-K filed February 7, 2022 for the year ended December 31, 2021 (including the schedule appearing therein) and the effectiveness of Aptiv PLC’s internal control over financial reporting as of December 31, 2021 appearing in Aptiv PLC’s Annual Report on Form 10-K for the year ended December 31, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.